UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNIVERSAL TECHNICAL INSTITUTE, INC.

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UNIVERSAL TECHNICAL INSTITUTE, INC.

16220 North Scottsdale Road

Suite 500

Scottsdale, Arizona 85254

(623) 445-9500

Dear Fellow Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Universal Technical Institute, Inc. (the “Company,” “UTI,” “we,” “us” or “our”), to be held at 8:00 a.m. local time on Thursday, February 27, 2020, at the Scottsdale Marriott at McDowell Mountains located at 16770 North Perimeter Drive, Scottsdale, Arizona 85260.

We have attached a notice of meeting and a proxy statement that contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of UTI. We look forward to seeing you at the Annual Meeting.

Sincerely, /s/ Robert T. DeVincenzi Robert T. DeVincenzi Chairman of the Board of Directors

January [●], 2020

UNIVERSAL TECHNICAL INSTITUTE, INC.

16220 North Scottsdale Road

Suite 500

Scottsdale, Arizona 85254

(623) 445-9500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the holders of common stock of Universal Technical Institute, Inc.:

The 2020 Annual Meeting of Stockholders (“Annual Meeting”) of Universal Technical Institute, Inc. (the “Company”) will be held at the Scottsdale Marriott at McDowell Mountains located at 16770 North Perimeter Drive, Scottsdale, Arizona 85260 on Thursday, February 27, 2020 at 8:00 a.m. local time for the following purposes:

1.	To elect four directors to the Board of Directors to serve for a term of three years or until their respective successors are elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2020.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

4.

To approve, in accordance with Section 312.03 of the New York Stock Exchange Listed Company Manual (“NYSE Rule 312”), (a) the issuance of shares our common stock, par value $0.0001 per share, upon conversion of our currently outstanding shares of Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), to any holder of our Series A Preferred Stock, and any of such holder’s affiliates, that is a director, officer or substantial security holder of our company for purposes of NYSE Rule 312, (b) the issuance of shares of our common stock that would cause any holder of our Series A Preferred Stock, and any of such holder’s affiliates, in the aggregate, to beneficially own 20% or more of our outstanding shares of common stock upon the conversion of our currently outstanding and any future outstanding shares of Series A Preferred Stock, as computed immediately after giving effect to such conversion, and (c) the ability of any holder of our Series A Preferred Stock and any of such holder’s affiliates to vote, in the aggregate, 20% or more of the aggregate voting power of all of our currently outstanding and any future outstanding shares of common stock and Series A Preferred Stock (on an as-converted basis), as computed on the applicable record date for determining stockholders who may vote on any proposal (the “Series A Conversion and Voting Proposal”).

5.	To consider and act upon such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 2, 2020 are entitled to receive notice of and to vote at the meeting. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available for the same purpose for 10 days prior to the meeting at our principal executive offices at 16220 North Scottsdale Road, Suite 500, Scottsdale, Arizona 85254.

To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at (623) 445-9500.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on February 27, 2020. The Proxy Statement and the Company’s Annual Report on Form 10-K for fiscal year ended September 30, 2019 are also available electronically at http://www.envisionreports.com/uti.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE PROXY AS PROMPTLY AS POSSIBLE. YOUR PROXY IS BEING SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS.

By Order of the Board of Directors, /s/ Jerome A. Grant Jerome A. Grant Chief Executive Officer

Scottsdale, Arizona

January [●], 2020

UNIVERSAL TECHNICAL INSTITUTE, INC.

16220 North Scottsdale Road

Suite 500

Scottsdale, Arizona 85254

(623) 445-9500

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

February 27, 2020

General Information

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Universal Technical Institute, Inc. (the “Company,” “UTI,” “we,” “us” or “our”), of proxies for use in voting at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. local time on February 27, 2020 at the Scottsdale Marriott at McDowell Mountains located at 16770 North Perimeter Drive, Scottsdale, Arizona 85260, and any adjournment or postponement thereof. On or about January [●], 2020, proxy materials for the Annual Meeting, including this Proxy Statement, the proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 (the “2019 Annual Report”), are being mailed to stockholders entitled to vote at the Annual Meeting. The date of this Proxy Statement is January [●], 2020.

We will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of common stock, and normal handling charges may be paid for such forwarding service. We may solicit proxies by mail or by personal interview, telephone and other electronic communication by our officers and other management employees, who will receive no additional compensation for their services.

Any stockholder giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving written notice of such revocation to our Secretary at our executive offices at 16220 North Scottsdale Road, Suite 500, Scottsdale, Arizona 85254, or by attending the Annual Meeting and voting in person.

At the close of business on January 2, 2020, there were 25,744,718 shares of our common stock and 700,000 shares of our Series A Preferred Stock outstanding and entitled to vote at the Annual Meeting. Only stockholders of record on January 2, 2020 will be entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter voted upon. Holders of shares of Series A Preferred Stock are entitled to vote with the holders of shares of common stock, and not as a separate class, on an as-converted basis. The shares of Series A Preferred Stock are currently convertible into an aggregate of 21,021,021 shares of common stock. However, prior to the receipt of stockholder and regulatory approvals (as provided in the Certificate of Designations (as hereafter defined)), the Series A Preferred Stock may only be voted to the extent that the aggregate voting power of all the Series A Preferred Stock and any common stock issued upon conversion thereof does not exceed 4.99% of the aggregate voting power of all of our voting stock outstanding at the close of business on June 24, 2016. As a result, the shares of Series A Preferred Stock are entitled to an aggregate of 1,225,226 votes on each matter voted upon; provided, however, that the shares of Series A Preferred Stock are not entitled to vote on the Series A Conversion and Voting Proposal. Votes may not be cumulated. As such, the total number of shares entitled to vote at the Annual Meeting (other than with respect to the Series A Conversion and Voting Proposal) is 26,969,944. The total number of shares entitled to vote at the Annual Meeting with respect to the Series A Conversion and Voting Proposal is 25,744,718.

Voting Information

The presence, in person or by proxy relating to any matter to be acted upon at the Annual Meeting, of the holders of a majority of the outstanding shares of common stock will constitute a quorum for purposes of the Annual Meeting. For purposes of the quorum requirement and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain are considered stockholders who are present and entitled to vote and they count toward the quorum.

Voting without attending the Annual Meeting can be done in the following ways:

•

Internet. A proxy can be submitted over the internet to vote shares at the Annual Meeting by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials received.

•

Telephone. A proxy can be submitted over the telephone to vote shares at the Annual Meeting by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials received.

•	Mail. A proxy can be submitted by mail to vote shares at the Annual Meeting by completing, signing and returning the proxy card or voting instruction form enclosed with the proxy materials received.

Submissions of proxy via telephone or internet must be received by 11:59 p.m. Eastern Time on February 26, 2020 in order for the shares to be voted at the Annual Meeting. However, a stockholder of record may instead mark, sign, date and return the proxy card so that it is received by the Company before the polls close at the Annual Meeting in order for shares to be voted at the Annual Meeting. Stockholders of shares held in street name must comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds the shares.

Brokers, banks or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owners, such as the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020. If a broker, bank or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” such as the election of directors, the advisory vote on the compensation of our named executive officers and the Series A Conversion and Voting Proposal, a broker, bank or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions, on the other hand, have the same effect as votes against the matter, although abstentions will have no effect on the election of directors because approval of a percentage of shares present or outstanding is not required for that proposal.

Election of Directors. Our Bylaws provide that in a non-contested election, each director nominee must be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election. A “majority of the votes cast” means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee. Accordingly, abstentions will have no effect on the election of a director. Pursuant to our Corporate Governance Guidelines, the Board of Directors expects any director nominee who is an incumbent director and is not re-elected to promptly tender his or her resignation, and the Board of Directors, excluding the director who tenders his or her resignation, must promptly decide whether to accept or reject the resignation. Uninstructed shares are not entitled to vote on the election of directors.

Ratification of the Appointment of the Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote is required to approve the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020. Uninstructed shares are entitled to vote on this matter. Abstentions will have the same effect as a vote against ratification of the appointment of our independent registered public accounting firm.

Advisory Vote to Approve our Named Executive Officer Compensation. Advisory approval of the compensation of our Named Executive Officers requires the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against this proposal. Uninstructed shares are not entitled to vote on this matter. Because the vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Series A Conversion and Voting Proposal. The affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote is required to approve the Series A Conversion and Voting Proposal. Uninstructed shares are not entitled to vote on this matter. Abstentions will have the same effect as a vote against the Series A Conversion and Voting Proposal.

Any stockholder entitled to vote on any matter may vote part of such stockholder’s shares in favor of the proposal and refrain from voting the remaining shares or, except with respect to the election of directors, may vote the remaining shares against the proposal; but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively or otherwise indicates how the number of shares to be voted affirmatively is to be determined, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is postponed or adjourned, a stockholder’s proxy will remain valid and may be voted at the postponed or adjourned meeting. A stockholder still will be able to revoke the stockholder’s proxy until it is voted. As of the date of this Proxy Statement, the Board of Directors did not know of any matters other than those described in this Proxy Statement to be presented at the Annual Meeting.

Proxies properly executed and received by the Company prior to the Annual Meeting and not revoked will be voted as directed therein on all matters presented at the Annual Meeting. If you submit a proxy or voting instruction form by internet, telephone or mail without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors Structure. Our Board of Directors currently has 11 members, the majority of whom are independent directors. The Board of Directors is divided into three classes. Directors in each class serve three-year terms. At each annual meeting, the term of one class expires. Currently, Messrs. Blaszkiewicz, DeVincenzi and Grant and Ms. McWaters serve as Class I Directors, Messrs. Lennox and Penske and Ms. Srere serve as Class II Directors and Messrs. Paige, Trammell and White serve as Class III Directors. Mr. Shackelton serves as designee of the holders of Series A Preferred Stock.

Nominees for Election at this Annual Meeting. The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated Messrs. Blaszkiewicz, DeVincenzi and Grant and Ms. McWaters for re-election as Class I Directors, each to serve a three-year term ending in 2023, or until the director’s successor is duly elected. It is intended that the votes represented by the proxies at the Annual Meeting will be cast for the election of Messrs. Blaszkiewicz, DeVincenzi and Grant and Ms. McWaters as directors.

Director Nominees. The following table and text presents information as of the date of this Proxy Statement concerning the nominees for election as directors, including in each case their current membership on committees of the Board of Directors, year first elected a director and principal occupations or affiliations during the last five years, other directorships currently held or held during the past five years and the experiences, qualifications, attributes or skills that each nominee and director brings to our Board of Directors. We believe that each of the director nominees possesses an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company.

Name/Title	Age	Board Committees	Elected to UTI Board
David A. Blaszkiewicz	51	Audit Committee; Compensation Committee	2011

Robert T. DeVincenzi	60	Audit Committee; Nominating and Corporate Governance Committee	2017

Jerome A. Grant	56	None	2019

Kimberly J. McWaters	55	None	2005

David A. Blaszkiewicz	David A. Blaszkiewicz has served as a director on our Board of Directors since December 2011. Mr. Blaszkiewicz has served as the Chief Executive Officer of Invest Detroit, a leading economic development organization, and its predecessor companies since November 2014 and as President of Invest Detroit since 2001. Mr. Blaszkiewicz served as President and Chief Executive Officer of Downtown Detroit Partnership, Inc., a private/public partnership of corporate and civic leaders engaged in key community revitalization efforts, from February 2011 to June 2014. In addition, Mr. Blaszkiewicz currently serves on the board of a number of non-profit organizations, including the national New Markets Tax Credit Coalition, Detroit’s Downtown Development Authority, M-1 RAIL, Detroit Economic Growth Corporation and Detroit Community Loan Fund. Mr. Blaszkiewicz also served as Director of Finance and Secretary/Treasurer of Detroit Renaissance, Inc., an organization of CEOs now known as Business Leaders for Michigan, from 1994 through 2001. Mr. Blaszkiewicz received a BS in Business from Wayne State University and received his MBA in 1998 from Michigan State University. Mr. Blaszkiewicz brings to the Board significant financial, commercial real estate and development expertise as well as municipal and private investment experience.

Robert T. DeVincenzi	Robert T. DeVincenzi has served as a director on our Board of Directors since April 2017 and has served as the Chairman of our Board of Directors since September 2017. Mr. DeVincenzi has served as a non-executive member of the Board of Directors of Redflex Holdings Limited, which focuses on road, vehicle and pedestrian safety products and services, and as Chairman of the Risk and Compliance Committee since 2014. From 2012 to 2014, he served as Chief Executive Officer of Redflex Holdings Limited. Additionally, Mr. DeVincenzi is a principal partner in Lupine Ventures, a business advisory firm that provides strategic consulting and corporate development advisory services, since 2014. Mr. DeVincenzi has also served as an Adjunct Professor of Entrepreneurship and Business Ethics at California State University, Monterey Bay since 2014. From 2008 to 2012, Mr. DeVincenzi served as President and Chief Executive Officer of LaserCard Corporation, a global biometric identification systems business. Prior to his position at LaserCard Corporation, Mr. DeVincenzi held positions in a variety of high technology enterprises, including Solectron, Inc., Inkra Networks Inc. and Ignis Optics Inc. Mr. DeVincenzi served on the Board of IBIS Healthcare from January 2015 to May 2017. Mr. DeVincenzi received a Master of Arts degree from Gonzaga University in Organizational Leadership, a Bachelor of Science degree in Business Administration from California State University, San Luis Obispo and has completed various executive educations programs at Duke University, Northwestern University and Massachusetts Institute of Technology. Mr. DeVincenzi is a certified public company director (ACCD) and has completed Directors College at Stanford University. Mr. DeVincenzi brings to the Board of Directors significant business leadership and strategy development experience as well as public company board expertise. Mr. DeVincenzi qualifies as an audit committee financial expert under SEC guidelines.

Jerome A. Grant	Jerome A. Grant has served as our Chief Executive Officer and as a director on our Board of Directors since November 2019. Mr. Grant served as our Executive Vice President and Chief Operating Officer from November 2017 to October 2019. Prior to joining our company, Mr. Grant served as Senior Vice President, Chief Services Officer with McGraw-Hill Education, Inc. from June 2015 to April 2017. Prior to joining McGraw Hill, Mr. Grant served in several senior leadership roles with Pearson Education, including Senior Vice President of Technology Strategy from 2014 to 2015; Senior Vice President of Digital Products from 2012 to 2014; President of Higher Education Business, Technology and the New York Institute of Finance from late 2000 through 2011; and Vice President of Sales from 1999 through 2000. Mr. Grant received a Bachelor of Business Administration degree in labor relations and marketing from the University of Wisconsin-Milwaukee. As our former Executive Vice President and Chief Operating Officer, Mr. Grant brings to the Board of Directors an understanding of the organization and experience in the postsecondary technical education services industry.

Kimberly J. McWaters	Kimberly J. McWaters has served as a director on our Board of Directors since 2005. Ms. McWaters previously served as our Chief Executive Officer from October 2003 to October 2019, as President from September 2016 to October 2019, as Chairman of our Board of Directors from December 2013 to September 2017, and as President from 2000 to March

2011 and previously served as a director on our Board of Directors from 2002 to 2003. From 1984 to 2000, Ms. McWaters held several positions with UTI, including Vice President of Marketing and Vice President of Sales and Marketing. Ms. McWaters has also served as a director of Mobile Mini, Inc. since August 2014 and as a director of Penske Automotive Group, Inc. since December 2004. Ms. McWaters received a BS in Business Administration from the University of Phoenix. As a long-time employee of UTI, Ms. McWaters brings to the Board of Directors an understanding of the organization and experience in the postsecondary technical education services industry.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “FOR” EACH OF THESE NOMINEES

Continuing Directors. The terms of Messrs. Lennox and Penske and Ms. Srere are scheduled to end in 2021, and the terms of Messrs. Paige, Trammell and White are scheduled to end in 2022. Mr. Shackelton serves as designee of the holders of Series A Preferred Stock. For further information on the Series A Preferred Stock designee, see “Series A Preferred Stock Director Designee” below.

Lieutenant General William J. Lennox, Jr. (USA Ret.), age 70, has served as a director on our Board of Directors since January 2014. Mr. Lennox has served as Chief Executive Officer of Lennox Strategies, LLC, a consulting company and personal business venture, since 2012. Mr. Lennox served as President of Saint Leo University from July 2015 to June 2018. From 2006 to 2012, Mr. Lennox served as Senior Vice President, Washington, D.C., for Goodrich Corporation, a Fortune 500 aerospace firm. Prior to his position at Goodrich Corporation, Mr. Lennox served approximately 35 years in the United States Army, culminating as Superintendent of the United States Military Academy at West Point. Mr. Lennox previously served on the Board of Princeton Power Systems, a privately held manufacturer of advanced power conversion products and alternative energy systems. Mr. Lennox received a bachelor’s degree in international affairs from the United States Military Academy at West Point, as well as a master’s degree and Ph.D. in literature from Princeton University. Mr. Lennox’s exceptional military career and his expertise in developing and managing strategic relationships between the private sector and government entities brings a unique set of experiences and capabilities to the Board.

Dr. Roderick R. Paige, age 86, has served as a director on our Board of Directors since September 2010. Dr. Paige served as the Interim President of Jackson State University from October 2016 to July 2017. Dr. Paige was a founder of the Chartwell Education Group, LLC, an education consulting firm, and served as its Chairman from 2005 to 2009. Dr. Paige has also served as Senior Advisor to Higher Ed Holdings, LLC since 2005. Dr. Paige served as the United States Secretary of Education from 2001 to 2005 and was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars in 2005. Dr. Paige also served as a director of News Corporation during the last five years and was a member of its compensation committee. Dr. Paige also has significant experience in the education industry, including 10 years as the dean of a college of education, four years as trustee of a 200,000 student school district and approximately seven years as the Superintendent of Schools of the Houston Independent School District. Dr. Paige received his doctorate and masters in health and physical education from Indiana University and his BS from Jackson State University. Dr. Paige brings to the Board of Directors governmental regulatory and leadership experience and contacts in the education industry.

Roger S. Penske, age 82, has served as a director on our Board of Directors since 2002. Mr. Penske has served as Chairman of the Board of Directors and Chief Executive Officer of Penske Automotive Group, Inc., a publicly-traded automotive retailer, since 1999. Mr. Penske has also been Chairman of the Board of Directors and Chief Executive Officer of Penske Corporation since 1969. Mr. Penske also serves as a director of Business Leaders for Michigan and Downtown Detroit Partnership. Mr. Penske has executive management experience in the automotive industry and experience as a public company director. Mr. Penske brings to the Board of

Directors high-level connections to various automotive companies and extensive experience in and understanding of the automotive retail industry.

Christopher S. Shackelton, age 40, has served as a director on our Board of Directors since June 2016. Mr. Shackelton is co-founder and managing partner of Coliseum Capital Management, LLC (“CCM”). Mr. Shackelton has served as Chairman of the Board of Providence Service Corp. since November 2012 and has served on its board of directors since July 2012. Mr. Shackelton has also served as a director of Lazydays Holdings, Inc. since March 2018 and as a director of a number of privately held companies. Previously, Mr. Shackelton was Chairman of Rural/Metro Corp, from December 2010 to June 2011 and served on the board of Advanced Emissions Solutions, Inc. from July 2014 to June 2016, of Bioscrip, Inc. from March 2015 to August 2019, of Interstate Hotels & Resorts, Inc., from February 2009 through March 2010, and of LHC Group, Inc., from November 2012 to August 2017. Prior to forming CCM, Mr. Shackelton worked at Watershed Asset Management and Morgan Stanley & Co. He received a bachelor’s degree in economics from Yale University. Mr. Shackelton brings to the Board of Directors significant financial, investing, and accounting experience in addition to his experience serving on the boards of other public companies.

Linda J. Srere, age 64, has served as a director on our Board of Directors since 2005. Ms. Srere is a marketing and advertising consultant. From January 2000 to November 2001, she served as President of Young & Rubicam Advertising, a worldwide advertising network. From September 1998 to January 2000, Ms. Srere served as Vice Chairman and Chief Client Officer of Young & Rubicam Inc. (“Y&R”). From January 1997 to September 1998, she served as President and CEO of Y&R’s New York office. Ms. Srere joined Y&R in September 1994 as Executive Vice President and Director of Business Development. Ms. Srere served as the Chairman of advertising agency Earle Palmer Brown New York from 1992 to 1994, and served as President of advertising agency Rosenfeld, Sirowitz, Humphrey & Strauss from 1990 to 1992. For 11 years, until July 2012, Ms. Srere was a director of Electronic Arts Inc. During her tenure, she served on its compensation and its nominating and governance committees. Ms. Srere also served as a director of aQuantive, Inc., which was sold to Microsoft in 2007. She currently sits on the Investor and Executive Council of DCubed Group, a private market investment firm. Ms. Srere brings to the Board of Directors marketing, strategic and business leadership skills from her career in marketing and advertising.

Kenneth R. Trammell, age 59, has served as a director on our Board of Directors since June 2011. Mr. Trammell served as an Executive Vice President of Tenneco Inc., a publicly traded manufacturer of vehicle components and systems, from January 2006 until his retirement in December 2018, as the Chief Financial Officer from September 2003 until June 2018, and as Controller from 1997 through 2003. Prior to joining Tenneco in 1996, Mr. Trammell spent 12 years with the international public accounting firm of Arthur Andersen LLP. Mr. Trammell received a BBA in accounting from the University of Houston. Mr. Trammell has significant business experience in the original equipment and aftermarket automotive parts industry for more than 20 years. He also has considerable experience in financial reporting, accounting, internal controls, capital markets transactions, investor relations and operations finance. Mr. Trammell qualifies as an audit committee financial expert under SEC guidelines.

John C. White, age 71, has served as a director on our Board of Directors since 1997. Mr. White served as Chairman of our Board of Directors from October 2005 until December 2013. From October 2003 to September 2005, Mr. White served as our Chief Strategic Planning Officer and Vice Chairman. From April 2002 to September 2003, Mr. White served as our Chief Strategic Planning Officer and Co-Chairman of our Board of Directors. From 1997 to March 2002, Mr. White served as our Chief Strategic Planning Officer and Chairman of our Board of Directors. Mr. White served as the President of Clinton Harley Corporation (which operated under the name Motorcycle Mechanics Institute and Marine Mechanics Institute) from 1977 until it was acquired by UTI in 1998. Prior to 1977, Mr. White was a marketing representative with International Business Machines Corporation. Mr. White was appointed by the Arizona Senate to serve as a member of the Joint Legislative Committee on Private Regionally Accredited Degree Granting Colleges and Universities and Private Nationally Accredited Degree Granting and Vocational Institutions in 1990. He was appointed by the Governor of Arizona to the Arizona State Board for Private Postsecondary Education, where he was a member and Complaint Committee Chairman from 1993-2001. Mr. White received a BS in Engineering from the University of Illinois. Mr. White has experience in the postsecondary technical education services industry and has experience involving accreditation issues. Mr. White has assisted with our strategic planning, both as a director and as an employee.

Family Relationships. There are no family relationships among any of our directors and executive officers.

Series A Preferred Stock Director Designee. Pursuant to Section 5(c) of the Certificate of Designations, for so long as Coliseum Holdings I, LLC (“Coliseum”), its affiliates or any of its or its affiliates’ transferees approved by the Company beneficially own at least a majority of the then outstanding shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock, by the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock shall have the right to designate one member to our Board of Directors who, subject to applicable law and regulations (including New York Stock Exchange listing standards) may be appointed to a minimum of two committees of our Board of Directors. On June 29, 2016, our Board of Directors, upon the designation by the holders of Series A Preferred Stock, and upon deeming such appointment to be in the best interests of the Company, elected Mr. Shackelton, a Managing Partner at CCM, to our Board of Directors. As Managing Partner and a co-founder of CCM, Mr. Shackelton has an indirect interest in the transaction whereby Coliseum purchased 700,000 shares of Series A Preferred Stock of the Company on June 24, 2016 for a total purchase price of $70,000,000. For additional information, please see “Proposal 4—Approval of Conversion and Voting of Series A Preferred Stock,” which is included elsewhere in this Proxy Statement.

Corporate Governance and Related Matters

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management; management runs the company’s day-to-day operations. Our Board of Directors currently consists of 11 directors.

Board Leadership Structure. Our Corporate Governance Guidelines provide that our Board of Directors is free to choose the Chairman of the Board in any manner that is in the best interests of UTI. In making leadership structure determinations, our Board of Directors considers many factors, including the specific characteristics and circumstances existing at that time, whether the role of Chairman should be separate from that of the Chief Executive Officer and, if the roles are separate, whether the Chairman should be selected from the independent directors or from management. The Board believes that no single board leadership model is universally or permanently appropriate and will periodically review its Chair selection and whether or not that selection should remain in effect.

Currently, Mr. DeVincenzi serves as non-executive Chairman of the Board of Directors. The Board believes that the separation of the roles of Chairman and Chief Executive Officer provides more depth in our company’s leadership and additional strategic support to our Chief Executive Officer.

In addition to his responsibilities as a director generally, the Chairman of the Board has primary responsibility for Board leadership and administration, with a focus on Board meeting leadership, strategy discussions and management performance and accountability. The Chairman of the Board presides at all meetings of the Board and of the shareholders at which he or she is present. The Chairman of the Board performs other functions and responsibilities as set forth in our Corporate Governance Guidelines or as requested by the Board from time to time.

Our Corporate Governance Guidelines call for regular executive sessions of the non-management directors (those not employed by us). The Board of Directors believes that these regular executive sessions outside of the presence and influence of management ensure that non-management directors have sufficient opportunity to fully and candidly discuss ideas and issues regarding the Company, management’s performance and whether Board operations are satisfactory. The non-executive Chairman or the lead director, as applicable, will lead and preside over these non-management sessions and will organize and establish the agenda for these sessions. If the non-executive Chairman or lead director, as applicable, is absent or such positions are vacant, the independent directors will select from among them who will preside over any private sessions.

“Independent” Directors. Our Board of Directors has determined that Messrs. Blaszkiewicz, DeVincenzi, Lennox, Paige, Penske and Trammell and Ms. Srere qualify as “independent” in accordance with the published listing requirements of the New York Stock Exchange (the “NYSE”). The NYSE’s independence definition includes a series of objective tests, such as that the director is not an employee of the Company, has no material relationships with the Company and has not engaged in various types of business dealings with the Company. An explanation of the independence standard used by our Board of Directors, which standard incorporates the NYSE independence definition, is set forth in the Corporate Governance Guidelines adopted by the Board of Directors and discussed elsewhere in this Proxy Statement. The Board of Directors considers all relevant facts and circumstances in evaluating the independence of its members from management. Non-material business transactions conducted in the ordinary course of business are not determinative of the issue of independence. As required by the NYSE rules, the Board of Directors has made an affirmative determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and has affirmatively determined that each independent director meets the independence standard used by the Board of Directors. In making these determinations, the Board of Directors reviewed and discussed information provided by the directors and our management with regard to each director’s business and personal activities as they may relate to us and our management, including Ms. McWaters’ service on the board of directors of another entity for which one of the directors serves as chairman and chief executive officer. The Board of Directors also considered each director’s other relationships that do not involve us or our management such as the employment of UTI graduates in the service departments of automotive dealerships owned by an entity of which one of our directors is an affiliate and the service on the TechForce Foundation board by the spouse of one of the independent directors.

“Independence” for Audit Committee and Compensation Committee Members and Audit Committee Financial Expert. As required by the NYSE rules, the members of our Audit Committee each qualify as “independent” under special standards established by the SEC for members of audit committees, and the members of our Compensation Committee each qualify as “independent” under special standards established by the NYSE for members of compensation committees. Our Audit Committee also includes at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Mr. DeVincenzi and Mr. Trammell have been determined to be audit committee financial experts. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. DeVincenzi’s and Mr. Trammell’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. DeVincenzi or Mr. Trammell any duties, obligations or liabilities that are greater than those generally imposed on members of the Audit Committee and the Board of Directors, and the designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of our Audit Committee or the Board of Directors.

Board’s Role in Risk Oversight. The Board of Directors as a whole is responsible for risk management oversight of the Company and in ensuring that management develops sound business strategies. The involvement of the full Board of Directors in setting the Company’s business strategy and objectives is integral to the Board’s assessment of our risk and also a determination of what constitutes an appropriate level of risk and how best to manage any such risk. This involves receiving reports and/or presentations from applicable members of management and the committees of the Board. The full Board of Directors continually evaluates Company risks such as financial risk, legal/compliance risk, operational/strategic risk and fraud risk and addresses individual risk issues with management throughout the year as necessary.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its committees, which are comprised of only independent directors. In particular, the Audit Committee focuses on enterprise risks and related controls and procedures, including financial reporting, fraud and regulatory risks. The Compensation Committee strives to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with the Company’s strategy and objectives. The Nominating and Corporate Governance Committee is responsible for overseeing the Company’s corporate governance and corporate governance principles.

Board Meetings

Our Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors has delegated various responsibilities and authority to different Board committees as described elsewhere in this Proxy Statement. Committees regularly report on their activities and actions to the full Board of Directors. In addition, the Corporate Governance Guidelines that have been adopted by the Board of Directors and which are discussed elsewhere in this Proxy Statement call for regular executive sessions of the non-management directors.

In fiscal 2019, the Board of Directors held 10 meetings. Each director attended at least 75% of the aggregate of the Board of Director meetings and meetings of committees on which such director served during the director’s tenure as a director and committee member.

Board Committees and Charters

We currently have four standing Board committees: Audit, Compensation, Nominating and Corporate Governance, and Government Affairs and Public Policy. Each member of the Audit, Compensation, Nominating and Corporate Governance, and Government Affairs and Public Policy Committees is an independent director in accordance with NYSE standards. Each of the Board committees has a written charter approved by the Board of Directors. Copies of each charter are posted on our website at www.uti.edu under the “Investor Relations—Corporate Governance—Committee Charters” captions. We will provide copies of our Board committee charters upon request made by writing to us at our principal executive offices at 16220 North Scottsdale Road, Suite 500, Scottsdale, Arizona 85254.

The current committee membership is as follows:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Government Affairs and Public Policy Committee
David A. Blaszkiewicz	✓	Chair
Robert T. DeVincenzi	✓		✓
LTG (R) William J. Lennox, Jr.		✓		Chair
Roderick R. Paige			✓	✓
Roger S. Penske			✓	✓
Linda J. Srere		✓	Chair
Kenneth R. Trammell	Chair

Audit Committee. Messrs. Blaszkiewicz, DeVincenzi and Trammell served as members of our Audit Committee during fiscal 2019. Conrad A. Conrad also served as a member of our Audit Committee during fiscal 2019 but retired from our Board of Directors in November 2019. The Board of Directors has determined that

Mr. Blaszkiewicz is financially literate and that Messrs. DeVincenzi and Trammell are audit committee financial experts and that each satisfies the independence requirements of the NYSE and the SEC. The Audit Committee has the responsibility for overseeing, among other things, our accounting and financial reporting processes, the reliability of our financial statements, the effective evaluation and management of our financial risks, our compliance with laws and regulations, and the effective and efficient audit of our financial statements by a qualified independent registered public accounting firm. The Audit Committee met eight times during fiscal 2019. The Audit Committee is required by SEC rules to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report is set forth elsewhere in this Proxy Statement.

Compensation Committee. Messrs. Blaszkiewicz and Lennox and Ms. Srere served as members of our Compensation Committee during fiscal 2019. The Board of Directors has determined that each of Messrs. Blaszkiewicz and Lennox and Ms. Srere satisfies the independence requirements of the NYSE. The primary responsibility of the Compensation Committee is to develop and oversee the implementation of the Company’s philosophy with respect to the compensation of our officers. In that regard, the Compensation Committee has the responsibility for, among other things, developing and maintaining a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to stockholders; recommending compensation and benefit plans to the Board of Directors for approval; reviewing and approving annual corporate and personal goals and objectives to serve as the basis for the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of the goals and, based on such evaluation, determining the Chief Executive Officer’s compensation; determining the annual total compensation for our Named Executive Officers; approving the grants of equity-based incentives as permitted under our equity-based compensation plans; reviewing and recommending to the Board of Directors compensation for our non-management directors; and reviewing and recommending employment agreements, severance arrangements and change in control plans that provide for benefits upon a change in control, or other provisions for our executive officers and directors, to the Board of Directors. The Compensation Committee met 10 times during fiscal 2019.

Our Board of Directors has adopted a charter for the Compensation Committee that provides, among other things, that the Compensation Committee may, at its discretion, utilize consultants, counsel or other advisers to assist the Compensation Committee in fulfilling its duties. Pursuant to its written charter, the Compensation Committee has the sole authority to retain, obtain the advice of or terminate any such consultant, counsel or other adviser, including sole authority to approve the fees and other retention terms. The Compensation Committee retained Compensia, Inc. (“Compensia”) to assist as independent compensation consultants. For additional information on the role of compensation consultants, please see “Compensation Discussion and Analysis—Role of Compensation Consultants,” which is included elsewhere in this Proxy Statement. Other than their review and analysis of officer and director compensation or as otherwise discussed in this Proxy Statement, Compensia did not provide any additional services to us during the 2019 fiscal year.

Nominating and Corporate Governance Committee. Messrs. DeVincenzi, Paige and Penske and Ms. Srere served as members of our Nominating and Corporate Governance Committee during fiscal 2019. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE. The Nominating and Corporate Governance Committee has the responsibility for, among other things, identifying individuals qualified to serve as directors of UTI; recommending qualified individuals for election to the Board of Directors at the annual meeting of stockholders; recommending to the Board of Directors those directors to serve on each of the Board committees; recommending a set of corporate governance guidelines to the Board of Directors; reviewing periodically our Corporate Governance Guidelines and recommending governance issues that should be considered by the Board of Directors; reviewing periodically the Board of Director’s committee structure and operations and the working relationship between each committee and the Board of Directors; and considering, discussing and recommending ways to improve the Board of Director’s effectiveness. The Nominating and Corporate Governance Committee also reviews and makes recommendations to the Board of Directors regarding the size and the composition of the

Board of Directors. In addition, the Nominating and Corporate Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the same review criteria discussed below under “Director Qualifications and Review of Director Nominees.” Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must include the candidate’s name, accompanied by relevant biographical information, and must be submitted in accordance with our Bylaws to the attention of our Corporate Secretary at Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 500, Scottsdale, Arizona 85254. The Nominating and Corporate Governance Committee met five times during fiscal 2019.

Government Affairs and Public Policy Committee. Messrs. Lennox, Paige and Penske served as members of our Government Affairs and Public Policy Committee during fiscal 2019. The Board of Directors has determined that each member of the Government Affairs and Public Policy Committee satisfies the independence requirements of the NYSE. The Government Affairs and Public Policy Committee has the responsibility for, among other things, identifying, evaluating and reviewing legislative, regulatory, governmental and public policy matters and trends that may impact our strategic business goals, activities and performance; evaluating and reviewing our strategic governmental affairs and public policy mission and objectives and developing recommendations to allow our company to effectively achieve strategic business goals; providing tactical assistance to manage and to support our governmental affairs and public policy mission and objectives and achievement of strategic business goals; and reviewing the policies, practices and priorities of our political action committee. The Government Affairs and Public Policy Committee met three times during fiscal 2019.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors. The Committee reviews annually with the Board of Directors the composition of the Board of Directors as a whole and recommends, if necessary, measures to be taken so that the Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board of Directors as a whole and contains at least the minimum number of independent directors required by the NYSE and other applicable laws and regulations. The Committee is responsible for ensuring that the composition of the Board of Directors accurately reflects the needs of our business and, in accordance with the foregoing, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills.

To fulfill its responsibility to recruit and recommend to the full Board of Directors nominees for election as directors, the Committee reviews the composition of the Board of Directors to determine the qualifications and areas of expertise needed to further enhance the composition of the Board of Directors and works to attract candidates with those qualifications. In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the knowledge, experience and integrity of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board of Directors desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board of Directors and any core competencies or technical expertise necessary to staff committees of the Board of Directors. Directors should have a background and experience in areas important to the operations of the Company, such as business, education, marketing, finance, government or law, and should be individuals of high integrity and independence with substantial accomplishments. The Committee does not assign specific weights to any particular criteria. Rather, the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. In connection with each director nomination recommendation, the Committee considers the issue of continuing director tenure and whether the Board of Directors will be exposed to new ideas and viewpoints and will maintain willingness to critically examine the status quo.

In connection with director nominations, the Committee also considers the nominees’ roles in (i) assisting with our business strategy, (ii) overseeing our efforts in complying with the disclosure requirements of the SEC and the NYSE, (iii) assisting in improving our internal controls and disclosure controls and (iv) overseeing our corporate governance and leadership structure.

The Committee shall consider nominees recommended by stockholders for election to the Board, provided the names of such nominees, accompanied by relevant biographical information, are submitted in accordance with the Company’s Bylaws. Pursuant to the Company’s Bylaws, a stockholder may nominate a person for election to the Board by making timely notice in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of the Company at 16220 North Scottsdale Road, Suite 500, Scottsdale, Arizona 85254, not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, or in the event of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. To be in proper written form, such stockholder’s notice to the Secretary shall set forth in writing (a) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected as well as (i) such person’s name, age, business address and residence address, (ii) his or her principal occupation or employment, (iii) the class and number of shares of the Company that are beneficially owned by such person, (iv) a statement as to whether such person, if elected, intends to tender, promptly following such person’s failure to receive the required vote for re-election at the next meeting which such person would face re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board, in accordance with the Company’s Corporate Governance Guidelines, and (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and (b) as to such stockholder (i) the name and address, as they appear on the Company’s books, of such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (ii) the class and number of shares of the Company which are beneficially owned by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and any material interest of such stockholder and owner and (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice to the Secretary by, or on behalf of, the stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder or any of its affiliates or associates with respect to shares of stock of the Company, and a representation that the stockholder will notify the Company in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting.

Board Attendance at Annual Stockholder Meetings

While all directors are encouraged to attend our annual stockholder meetings, the Board of Directors does not have a formal policy with respect to such attendance. All directors attended last year’s annual meeting of stockholders.

Communication with the Board of Directors

Stockholders and other interested parties may communicate with the Chairman of the Board of Directors, the directors as a group, the non-management directors as a group or an individual director directly by submitting a letter addressed to the Board of Directors of Universal Technical Institute, Inc., c/o any specified individual director or directors, at 16220 North Scottsdale Road, Suite 500, Scottsdale, Arizona 85254.

Code of Conduct; Corporate Governance Guidelines

We have a Code of Conduct (including a Supplemental Code of Ethics for the Chief Executive Officer and Senior Financial Officers) (the “Code of Conduct”) that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This Code of Conduct is posted on our website at www.uti.edu under the “Investor Relations—Corporate Governance—Code of Conduct” captions.

We will provide a copy of the Code of Conduct upon request made by writing to us at our principal executive offices at 16220 North Scottsdale Road, Suite 500, Scottsdale, Arizona 85254.

As indicated elsewhere in this Proxy Statement, the Board of Directors has adopted Corporate Governance Guidelines. These Corporate Governance Guidelines are posted on our website at www.uti.edu under the “Investor Relations—Corporate Governance—Board of Directors” captions. We will provide a copy of the Corporate Governance Guidelines upon request made by writing to us at our principal executive offices at 16220 North Scottsdale Road, Suite 500, Scottsdale, Arizona 85254.

Compensation of Non-Management Directors

In fiscal 2019, our non-management directors received a $35,000 annual retainer. Each non-management director also received an annual award under our 2003 Incentive Compensation Plan (the “2003 Plan”) of shares of the Company’s common stock equal to approximately $50,000 on the date of grant. In addition, each non-management director received reimbursement for out-of-pocket expenses, including travel expense on commercial flights or the equivalent cost of advance purchase first class commercial travel for non-management directors utilizing private aircraft. Upon election or appointment to the Board of Directors, our new non-management directors receive an award of shares of the Company’s common stock equal to the annual award amount, pro-rated from the date of election or appointment. Effective from the date of her retirement on November 1, 2019, Ms. McWaters will not receive any remuneration for service on the Board of Directors for a period of three years, except for reimbursement of out-of-pocket expenses.

The non-executive Chairman of the Board received an additional annual retainer of $100,000. The lead director, if any, would receive an additional annual retainer of $20,000. The chairperson of the Nominating and Corporate Governance Committee received an additional annual retainer of $12,000, the chairperson of the Compensation Committee received an additional annual retainer of $15,000, the chairperson of the Audit Committee received an additional annual retainer of $20,000 and the chairperson of the Government Affairs and Public Policy Committee received an additional annual retainer of $25,000. The non-chairperson directors serving on the Compensation Committee and the Nominating and Corporate Governance Committee each received an additional annual retainer of $6,000. The non-chairperson directors serving on the Audit Committee each received an additional annual retainer of $8,000. The non-chairperson directors serving on the Government Affairs and Public Policy Committee each received an additional annual retainer of $8,000. No director received additional compensation for meeting attendance. Directors who are also officers do not receive any separate compensation for serving as directors.

Our non-management directors are also eligible to participate in a nonqualified deferred compensation plan. The Company offers this nonqualified deferred compensation plan to allow the directors to set aside a portion of their income for retirement on a pre-tax basis. A non-management director may defer up to 100% of cash Board compensation earned in the calendar year. The nonqualified deferred compensation plan is more fully discussed in the Compensation Discussion and Analysis section included elsewhere in this Proxy Statement.

The following table sets forth a summary of the compensation we paid to our non-management directors in fiscal 2019.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($)		Total ($)
David A. Blaszkiewicz	58,000		50,000		—		108,000
Conrad A. Conrad (2)	43,000		50,000		—		93,000
Robert T. DeVincenzi	136,629	(3)	313,420	(4)			450,049
LTG (R) William J. Lennox, Jr.	66,000		50,000		—		116,000
Roderick R. Paige	49,000		50,000		—		99,000
Roger S. Penske	49,000	(5)	50,000		—		99,000
Christopher S. Shackelton	35,000		—		75,000	(6)	110,000
Linda J. Srere	53,000		102,684	(4)	—		155,684
Kenneth R. Trammell	55,000		102,684	(4)	—		157,684
John C. White	35,000		50,000		—		85,000

(1)

Represents the aggregate grant date fair value of awards issued under the 2003 Plan computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718 (“Topic 718”). The annual grant was based on 18,797 shares at the closing price on March 6, 2018 of $2.66 per share.

(2)	Mr. Conrad retired from our Board of Directors in November 2019.
(3)	In December 2018, the Board of Directors approved an increase to annual Chairman compensation from $50,000 to $100,000, effective as of the approval date.
(4)

In December 2018, the Board of Directors approved a special grant of stock options to three members of the Board of Directors for their service on a special committee of the Board of Directors. The amount represents the aggregate grant date fair value of stock options issued under our 2003 Incentive Compensation Plan computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718 (“Topic 718”). Mr. DeVincenzi, Ms. Srere and Mr. Trammell received options valued at $263,240, $52,684 and $52,684, respectively. The total grant of 210,000 stock options was based on the closing price of our common stock on December 4, 2018 of $3.14 per share.

(5)	Mr. Penske elected to defer $49,000 of fees into the Universal Technical Institute Deferred Compensation Plan.
(6)

This amount includes $25,000 paid in fiscal 2018, which reflects one third of the initial grant of $75,000 that was awarded upon Mr. Shackelton’s appointment to the Board. Pursuant to CCM’s company policy, Mr. Shackelton may not personally benefit from compensation he receives for serving as a director of any company in which funds or accounts managed by CCM hold an equity interest. Mr. Shackelton has agreed that such compensation shall inure to the benefit of Coliseum Capital Partners, L.P. (“CCP”), an investment limited partnership of which Coliseum Capital, LLC (“CC”) is general partner and for which CCM serves as an investment advisor. Further, we have agreed with Mr. Shackelton to provide such compensation in cash to avoid the complexity and expense of unregistered equity issuances as well as to avoid potential accumulations of common stock by CCM and its affiliates.

Indemnification. We indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We have also entered into agreements with our directors, contractually obligating us to provide this indemnification to them.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to perform an integrated audit of our financial statements for the year ending September 30, 2020 and of our internal control over financial reporting as of September 30, 2020. In taking this action, the Audit Committee considered Deloitte & Touche LLP’s independence with respect to the services to be performed and other factors that the Audit Committee and the Board of Directors believe are advisable and in the best interest of the stockholders. As a matter of good corporate governance, the Audit Committee has decided to submit its selection to stockholders for ratification. In the event that this selection of independent registered public accounting firm is not ratified by a majority vote of the shares of common stock present or represented at the Annual Meeting, it will be considered as a direction to the Audit Committee to consider the selection of a different firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

Audit Fees and Audit-Related Fees

As more fully described below, all services provided by our independent registered public accounting firm are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services.

The following table shows fees that were accrued for audit and other services provided by Deloitte & Touche LLP for fiscal 2019 and 2018:

	2019	2018
Audit Fees	$1,026,375	$1,013,400
Audit-Related Fees	75,200	—
Tax Fees	36,018	30,429
All Other Fees	3,790	2,046

Total	$1,141,383	$1,045,875

Audit Fees. Audit fees for the years ended September 30, 2019 and 2018 related primarily to services rendered for the integrated audit of the consolidated financial statements and internal control over financial reporting included in our Annual Report on Form 10-K and for the limited reviews of the financial information included in our Quarterly Reports on Form 10-Q. Audit fees for the year ended September 30, 2019 also included incremental fees for audit services associated with implementing the lease accounting standard.

Audit-Related Fees. Audit-related fees for the year ended September 30, 2019 related primarily to the work performed by Deloitte & Touche LLP for due diligence services and for services in connection with a secondary offering.

Tax Fees. Tax fees for the years ended September 30, 2019 and 2018 related primarily to income tax compliance services, including technical and tax advice related to the review of tax returns.

All Other Fees. This amount also includes an annual subscription for access to Deloitte & Touche LLP’s online database of accounting guidance issued by various standard-setting bodies in 2019 and 2018.

It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to any appropriate questions from stockholders.

Audit Committee Pre-Approval Procedures for Services Provided by the Independent Registered Public Accounting Firm

Pre-Approval of Audit Services. The Audit Committee meets with the independent registered public accounting firm prior to the audit to review the planning and staffing of the audit and approve the services to be provided by the independent registered public accounting firm in connection with the audit.

Pre-Approval of Non-Audit Services. The Audit Committee reviews and approves in advance the retention of the independent registered public accounting firm for any non-audit service that is not prohibited by the Sarbanes-Oxley Act of 2002 (the “Act”), provided, however, that:

(a) permitted non-audit services that account for less than $10,000 shall be deemed to be pre-approved, and

(b) as permitted by Section 302 of the Act, such pre-approval is waived and shall not be required with respect to non-audit services:

(i) that account, in the aggregate, for less than 5% of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services are provided;

(ii) that we did not recognize as “non-audit” services at the time of the engagement; and

(iii) that are promptly brought to the attention of, and approved by, the Committee before the completion of the audit (and such approval may be given by the Audit Committee or any member of the Audit Committee).

The Audit Committee may delegate to any one of its members the authority to grant pre-approval of any permitted non-audit services that account for between $10,000 and $20,000 (and except as otherwise provided in a resolution of the Audit Committee adopted hereafter, the Audit Committee shall be deemed to have delegated such authority, such that any one member of the Audit Committee shall have the authority to grant pre-approval of any permitted non-audit services within such dollar limits). The pre-approval of any non-audit services pursuant to delegated authority or deemed approval shall be reported to the full Audit Committee at its next scheduled meeting. Approval of non-audit services to be performed by the independent registered public accounting firm pursuant to clause (b) above will be disclosed by us as required pursuant to Section 202 of the Act in the applicable reports filed with the SEC.

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED SEPTEMBER 30, 2019

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently composed of three independent directors. The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at www.uti.edu under the “Investor Relations—Corporate Governance—Committee Charters” captions. The Audit Committee met eight times during fiscal 2019. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss the Company’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, any material changes in accounting policies used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the SEC, and the items required to be discussed by AU Section 380, Communication with Audit Committees (“AU 380”), with respect to annual financial statements, and AU Section 722, Interim Financial Information, with respect to quarterly financial statements.

The Audit Committee met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s financial statements, management’s assessment of the Company’s internal control over financial reporting and the significant accounting policies applied by management in the preparation of the Company’s financial statements, as well as any alternative accounting policies. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by AU 380.

In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm such firm’s independence from the Company and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to the Company is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audit, the evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting and other matters required to be discussed by AU 380.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, for filing with the SEC.

The Audit Committee:

Kenneth R. Trammell (Chair)

David A. Blaszkiewicz

Robert T. DeVincenzi

PROPOSAL 3

ADVISORY VOTE TO APPROVE OUR

NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory vote from our stockholders to approve the compensation of our Named Executive Officers. This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers, and is provided as required pursuant to Section 14A of the Exchange Act. We currently submit a Say on Pay proposal to our stockholders every three years.

Our executive compensation program is driven by our business environment, objectives and outcomes. Consequently, we evaluate the performance of our executive officers, including the Named Executive Officers, based on their management of the Company in the context of current business and economic conditions and our performance relative to our peers. Because the Named Executive Officers have broad policy-making authority, the Compensation Committee holds them responsible for our financial performance and for upholding our values in a competitive marketplace. We believe that, in this highly competitive market for top executive talent, it is critical that we provide our executive officers with incentives to excel, be internally and externally equitable and promote a culture of innovation and results-oriented service for our students and customers while, at the same time, not encouraging undue risk-taking.

During 2018, we announced and began implementation of a multi-year transformation plan. This plan included opportunities for growth with select investments in marketing, admissions and student services. During 2019, we realized measurable benefits from the transformation plan, and we continued to refine and execute on these opportunities. In addition to the transformation plan, we continue to focus on existing key strategies, including the following:

•	Expanding into new geographic markets either organically or through strategic acquisitions; we opened a new campus in Bloomfield, New Jersey in August 2018;

•	Offering new programs, such as expanding our welding program to our Dallas Ft. Worth, Texas campus, and offering associate level degree programs at additional campus locations;

•	Maintaining and expanding relationships with OEM partners and other employers to provide career opportunities and tuition reimbursement for our graduates;

•	Identifying and executing on a variety of affordability initiatives for our students, including employer financial support and institutional scholarships and grants; and

•	Shifting perceptions and building advocacy with key policy makers and influencers.

Several factors continue to challenge our ability to start new students, including the following:

•	Unemployment; during periods when the unemployment rate declines or remains stable as it has in recent years, prospective students have more employment options;

•

Adverse media coverage, legislative hearings, regulatory actions and investigations by attorneys general and various agencies related to allegations of wrongdoing on the part of other companies within the education and training services industry, which have cast the industry in a negative light;

•	Competition for prospective students continues to increase from within our sector and from market employers, as well as with traditional postsecondary educational institutions; and

•	The state of the general macro-economic environment and its impact on price sensitivity and the ability and willingness of students and their families to incur debt.

We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement, which discusses the compensation of our Named Executive Officers in detail, including each element of our executive compensation program and fiscal 2019 compensation actions and program changes.

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING ADVISORY RESOLUTION:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related material).

Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the results of the vote. The Compensation Committee will consider our stockholders’ concerns and take them into account in future determinations concerning our executive compensation program. The Board of Directors therefore recommends that you indicate your support for the compensation policies and procedures for our Named Executive Officers, as outlined in the above resolution.

PROPOSAL 4

APPROVAL OF CONVERSION AND VOTING OF SERIES A PREFERRED STOCK

We are seeking stockholder approval, in accordance with Section 312.03 of the NYSE Listed Company Manual (“NYSE Rule 312”), of (a) the issuance of shares of our common stock, par value $0.0001 per share, upon conversion of our currently outstanding shares of Series A Preferred Stock, to any holder of our Series A Preferred Stock, and any of such holder’s affiliates, that is a director, officer or substantial security holder of our company for purposes of NYSE Rule 312, (b) the issuance of shares of our common stock, that would cause any holder of our Series A Preferred Stock, and any of such holder’s affiliates, in the aggregate, to beneficially own 20% or more of our outstanding shares of common stock upon the conversion of our currently outstanding and any future outstanding shares of Series A Preferred Stock, as computed immediately after giving effect to such conversion, and (c) the ability of any holder of our Series A Preferred Stock and any of such holder’s affiliates to vote, in the aggregate, 20% or more of the aggregate voting power of all of our currently outstanding and any future outstanding shares of common stock and Series A Preferred Stock (on an as-converted basis), as computed on the applicable record date for determining stockholders who may vote on any proposal (the “Series A Conversion and Voting Proposal”).

In connection with our Preferred Stock Financing (as defined below) on June 24, 2016, a Conversion Cap and an Investor Voting Cap (each as defined below) were negotiated to ensure that the transaction complied with certain regulatory requirements. We further agreed to use best efforts to obtain applicable stockholder and regulatory approvals to remove the Conversion Cap and Investor Voting Cap upon request of the holders of a majority of the then outstanding shares of Series A Preferred Stock. As of the record date, all shares of our Series A Preferred Stock outstanding were held by Coliseum.

On January 7, 2020, Coliseum provided us written notice pursuant to the Certificate of Designations (as defined below) requesting that we use best efforts to obtain Stockholder Approval (as defined below) in accordance with NYSE Rule 312, but that we not pursue any efforts at this time to obtain the Education Regulatory Approval (as defined below). As described below under “General—Removing the Conversion Cap and Investor Voting Cap,” the Certificate of Designations provides that the Conversion Cap and Investor Voting Cap will remain in place until we receive both Stockholder Approval and Education Regulatory Approval or we make a good faith determination that one or both of those approvals are not required.

If we do receive stockholder approval of the Series A Conversion and Voting Proposal, the Conversion Cap and the Investor Voting Cap will remain in place until we receive Education Regulatory Approval or we make a good faith determination that Education Regulatory Approval is not required. In addition, if we do receive stockholder approval of the Series A Conversion and Voting Proposal, Coliseum has waived any right to receive dividends at the increased dividend rate set forth in the Certificate of Designations, solely by reason of our not obtaining or not seeking to obtain the Education Regulatory Approval at this time (unless and until such dividend rate increase becomes applicable pursuant to the terms of Section 3(h) of the Certificate of Designation following the delivery by the holders of a majority of the then outstanding shares of Series A Preferred Stock to us of written notice requesting that we use best efforts to obtain the Education Regulatory Approval).

If we do not receive stockholder approval of the Series A Conversion and Voting Proposal, the Conversion Cap and Voting Cap will remain in place and we will be required to pay dividends to the holders of Series A Preferred Stock at the increased dividend rate provided for in the Certificate of Designations until the Stockholder Approval is obtained. See “Summary of Rights and Preferences of the Series A Preferred Stock—Dividends” and “Consequences if the Proposal is Not Approved” for further information.

The Preferred Stock Financing occurred on June 24, 2016, and we are not seeking stockholder approval of the Preferred Stock Financing described below.

General

On June 24, 2016, following arm’s length negotiations with Coliseum, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Coliseum, pursuant to which Coliseum purchased 700,000 shares of our Series A Preferred Stock for a total purchase price of $70,000,000 (the “Preferred Stock Financing”). The Purchase Agreement contained customary representations, warranties, covenants and indemnity provisions, including covenants relating to, among other things, information rights, financial reporting, tax matters, listing compliance under the NYSE, stockholder and regulatory approvals and use of proceeds. The proceeds of the Preferred Stock Financing were used for general corporate purposes. Prior to the consummation of the Preferred Stock Financing, Coliseum and its affiliates held 3,601,724 shares of our common stock and did not have representation on our Board of Directors. On June 29, 2016, our Board of Directors, upon the designation by Coliseum pursuant to the Certificate of Designations, elected Christopher S. Shackelton, a Managing Partner at CCM, to serve on our Board of Directors. See “Summary of Rights and Preferences of the Series A Preferred Stock—Board Representation” and “Interests of Directors in the Matters Being Voted Upon” for further information.

In connection with the Preferred Stock Financing, we filed a Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware. The Certificate of Designations authorized a total of 700,000 shares of Series A Preferred Stock, all of which were purchased by Coliseum, and set forth the negotiated rights, powers, preferences and privileges of the Series A Preferred Stock, including the terms of the Conversion Cap and the Investor Voting Cap, the dividends payable to the holders of the Series A Preferred Stock, and the circumstances under which the holders of the Series A Preferred Stock could be entitled to receive dividends at an increased rate.

Removing the Conversion Cap and Investor Voting Cap.

The Certificate of Designations provides that prior to the receipt of Regulatory Approval (as defined below) or a good faith determination by us that Regulatory Approval is not required, the Series A Preferred Stock may only be converted into common stock to the extent that the number of shares of common stock issued pursuant to such conversion, in the aggregate, is less than or equal to 4.99% of the number of shares of our common stock that were outstanding at the close of business on June 24, 2016 (the “Conversion Cap”). The Series A Preferred Stock is entitled to vote with the holders of common stock (and any other class or series similarly entitled to vote with the holders of common stock) and not as a separate class, at any annual or special meeting of stockholders; provided, however, that, prior to the receipt of Regulatory Approval, or a good faith determination by us that Regulatory Approval is not required, the voting power of the Series A Preferred Stock and any common stock issued upon conversion of the Series A Preferred Stock may not exceed 4.99% of the aggregate voting power of all of our voting stock that was outstanding on June 24, 2016 (the “Investor Voting Cap”). The Certificate of Designations defines “Regulatory Approval” as (i) the approvals by the holders of common stock that are required under the listing standards of the NYSE, including NYSE Rule 312, and (ii) the approval of any person, entity, or organization that engages in granting or withholding educational approvals for, administers financial assistance to or for students of, or otherwise regulates private postsecondary schools, including without limitation the United States Department of Education, any state education department or agency, any guaranty agency, and any institutional accreditation agency, in each case, as applicable, to remove the Investor Voting Cap and the Conversion Cap and allow the issuance of the Series A Preferred Stock and the common stock issuable thereunder without limitations on voting or the number of shares to be issued (the approval required under clause (i) of the definition of “Regulatory Approval” is referred to as the “Stockholder Approval,” the approval required under clause (ii) of the definition of “Regulatory Approval” is referred to as the “Education Regulatory Approval” and, together, the Stockholder Approval and the Education Regulatory Approval are referred to as the “Regulatory Approval”).

As of June 24, 2016, we had 24,553,644 shares of Common Stock outstanding. Accordingly, until we obtain Regulatory Approval, or we make good faith determination that Regulatory Approval is not required, the number of shares of common stock into which shares of Series A Preferred Stock may be converted, and the number of shares of common stock that may be voted by the holders of Series A Preferred Stock on an as converted basis, is limited to 1,225,226 shares of common stock pursuant to the Conversion Cap and the Investor Voting Cap, each as set forth in the Certificate of Designations.

Stockholder Approval

Our common stock is listed on the NYSE. Accordingly, we are subject to the rules set forth in the NYSE Listed Company Manual. NYSE Rule 312 requires stockholder approval prior to certain issuances of securities, including the following:

•

the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of related transactions to a director, officer or substantial security holder of our company if the number of shares of common stock to be issued, or the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either five percent of the number of shares of common stock or five percent of the voting power outstanding before the issuance;

•	the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if:

•

the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or

•

the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock; and

•	an issuance that will result in a change of control of the issuer.

As of the record date, we had 700,000 shares of Series A Preferred Stock outstanding, which represented 21,021,021 shares of common stock, or approximately 44.9% of our outstanding common stock, on an as-converted basis. On December 17, 2019, Coliseum and its affiliates sold their existing 3,601,724 shares of our common stock in a firm commitment underwritten offering. Accordingly, as of the record date, if all of the shares of Series A Preferred Stock were converted into common stock, Coliseum and its affiliates would have owned approximately 45.0% of the outstanding shares of common stock and our existing stockholders would have owned approximately 55.0% of the outstanding shares of common stock.

In order to comply with NYSE Rule 312, as well as certain education-based regulatory requirements related to a change of control of our company, the Series A Preferred Stock was issued subject to the Conversion Cap and the Investor Voting Cap. We are now seeking stockholder approval, in accordance with NYSE Rule 312, to approve the Series A Conversion and Voting Proposal.

In the event that we do not receive Stockholder Approval, as proposed by this Series A Conversion and Voting Proposal, the Series A Preferred Stock will remain subject to the Conversion Cap and the Investor Voting Cap and we will be required to pay dividends to the holders of Series A Preferred Stock at the increased dividend rate provided for in the Certificate of Designations. See “Summary of Rights and Preferences of the Series A Preferred Stock—Dividends” and “Consequences if the Proposal is Not Approved” for further information.

Education Regulatory Approval

Pursuant to the Certificate of Designations, we must obtain Education Regulatory Approval (or make a good faith determination that it is not required) to remove the Investor Voting Cap and the Conversion Cap.

Coliseum has not requested that we seek, and we are not currently seeking, Education Regulatory Approval; however, if we receive stockholder approval of the Series A Conversion and Voting Proposal, Coliseum has waived any right to receive dividends at the increased dividend rate set forth in the Certificate of Designations, solely by reason of our not obtaining or not seeking to obtain the Education Regulatory Approval at this time. Pursuant to the Certificate of Designations, a majority of the outstanding shares of Series A Preferred Stock may request at any time that we use best efforts to obtain Education Regulatory Approval. We may make a good faith determination at any time, without notice to our stockholders, that the Education Regulatory Approval is not required in order for one or more holders of Series A Preferred Stock to convert their shares of Series A Preferred Stock into common stock or to vote their shares on an as-converted basis.

In the event that we receive Stockholder Approval, as proposed by this Series A Conversion and Voting Proposal, and later receive the Education Regulatory Approval (or we make a good faith determination that the Education Regulatory Approval is not required), the Conversion Cap and the Investor Voting Cap would be removed, allowing all of the outstanding shares of Series A Preferred Stock to be converted into common stock and, prior to any such conversion, to be voted (on an as-converted basis) together with the holders of common stock (and any other class or series similarly entitled to vote with the holders of common stock) and not as a separate class, at any annual or special meeting of stockholders. See “Summary of Rights and Preferences of the Series A Preferred Stock—Voting” and “Impact on Stockholders if the Proposal is Approved” for further information.

THIS SUMMARY OF THE TERMS OF THE PREFERRED STOCK FINANCING AND RELATED DOCUMENTS IS INTENDED TO PROVIDE YOU WITH BASIC INFORMATION CONCERNING THE PREFERRED STOCK FINANCING, THE PURCHASE AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT AND THE CERTIFICATE OF DESIGNATIONS. HOWEVER, IT IS NOT INTENDED AS A SUBSTITUTE FOR REVIEWING THE PURCHASE AGREEMENT, CERTIFICATE OF DESIGNATIONS AND THE REGISTRATION RIGHTS AGREEMENT. THESE DOCUMENTS AND THE PREFERRED STOCK FINANCING ARE FURTHER DESCRIBED IN THE COMPANY’S PERIODIC FILINGS WITH THE SEC, INCLUDING THE COMPANY’S CURRENT REPORT ON FORM 8-K FILED ON JUNE 24, 2016 AND THE DOCUMENTS FILED THEREWITH AS EXHIBITS, WHICH ARE INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT.

Summary of Rights and Preferences of the Series A Preferred Stock

The description below provides a summary of certain material terms of the Series A Preferred Stock set forth in the Certificate of Designations.

Rank. The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank senior to our common stock and each other junior class or series of shares that we may issue in the future. The Series A Preferred Stock will also rank junior to any future indebtedness.

Dividends. We may pay a noncumulative cash dividend on each share of Series A Preferred Stock at a rate of 7.5% per year on the liquidation preference then in effect (“Cash Dividend”). Such dividend shall be paid before any dividends would be declared or paid to common stockholders or other junior stockholders. If we do not declare and pay a Cash Dividend, the liquidation preference on the Series A Preferred Stock shall be increased to an amount equal to the liquidation preference in effect at the start of the applicable dividend period, plus an amount equal to such then applicable liquidation preference multiplied by the total of the Cash Dividend rate then in effect plus 2.0% per year (an “Accrued Dividend”). If and to the extent declared, Cash Dividends are payable semi-annually in arrears on September 30 and March 31 of each year, and will begin to accrue on the first day of the applicable dividend period. We paid Cash Dividends of $2.6 million at September 30, 2017, $2.6 million at March 31, 2018, $2.6 million at September 30, 2018, $2.6 million at March 31, 2019 and $2.6 million at September 30, 2019.

If applicable, an Accrued Dividend begins to accrue and be cumulative on the first day of each applicable dividend period, remains accumulated with respect to the Series A Preferred Stock until paid and compounds at the applicable annual rate on the payment date of each applicable subsequent dividend period. Accrued Dividends accrue whether or not there are profits, surplus or other funds legally available for the payment of dividends.

The Series A Preferred Stock includes participation rights such that, in the event that we pay a dividend or make a distribution on our outstanding common stock, we will also pay to each holder of the Series A Preferred Stock a dividend on an as converted to common stock basis.

In the event that we fail to pay any Cash Dividend declared by our Board of Directors on the date set for payment for any applicable dividend period, no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any of our common stock or junior stock, nor shall any of our common stock or junior stock be redeemed, purchased or otherwise acquired for any consideration by our company, directly or indirectly, until all such Cash Dividends have been paid in full without the approval of holders of Series A Preferred Stock, subject to certain exceptions set forth in the Certificate of Designations.

If we are required or elect to obtain Regulatory Approval and such approval is not obtained within the time periods set forth in the Certificate of Designations, the dividend rates with respect to the Cash Dividend and Accrued Dividend will be increased by 5.0% per year, not to exceed a maximum of 14.5% per year. In the event that we ultimately obtain Regulatory Approval after expiration of the time periods set forth in the Certificate of Designations, the increased dividend rates with respect to the Cash Dividend and Accrued Dividend would be reversed.

In connection with the delivery of its written notice requesting that we use our best efforts to obtain the Stockholder Approval, Coliseum agreed that if the Stockholder Approval is obtained within the applicable time period, then the dividend rate increase will not apply, and Coliseum waived any right to receive any such increased dividends calculated at the increased dividend rate, solely by reason of our not obtaining or not seeking to obtain the Education Regulatory Approval, unless and until such dividend rate increase becomes applicable pursuant to the terms of Section 3(h) of the Certificate of Designations following the delivery by the holders of a majority of the then outstanding shares of Series A Preferred Stock to us of written notice requesting that we use best efforts to obtain the Education Regulatory Approval.

Liquidation Preference. In the event of voluntary or involuntary liquidation, dissolution or winding up of our company, holders of the Series A Preferred Stock are entitled to receive, before any distribution or payment to the holders of any common or junior stock, an amount per share of Series A Preferred Stock equal to the liquidation preference then in effect, which would include any Accrued Dividends. Alternatively, the holder may choose to receive the amount that would be payable per share of common stock issued upon conversion of the Series A Preferred Stock immediately prior to such liquidation event. The initial liquidation preference under the Certificate of Designations was $100 per share, the original issue price of the Series A Preferred Stock.

Mergers (regardless of whether we remain the surviving entity), a sale of substantially all of our assets or any other recapitalization, reclassification or other transaction in which substantially all of our common stock is exchanged or converted into cash or other property are considered Deemed Liquidation Events. The Certificate of Designations provides that, in the case of a Deemed Liquidation Event, each holder of the Series A Preferred Stock shall be entitled to receive the liquidation amount they would receive under a normal liquidation event; however, the liquidation amount must be in the same form of consideration as is payable to the holders of our common stock.

Voting. Holders of shares of Series A Preferred Stock will be entitled to vote with the holders of shares of our common stock on an as-converted basis. The holders of Series A Preferred Stock may vote only to an extent not to exceed 4.99% of the aggregate voting power of all of our voting stock outstanding on the issue date of

June 24, 2016, until such time that we receive necessary Regulatory Approval to remove the Investor Voting Cap. Additionally, a majority of the voting power of the Series A Preferred Stock must approve certain significant actions, including, among others, the amendment to any provision of our Restated Certificate of Incorporation or Amended and Restated Bylaws in a manner adverse to the rights, preferences, privileges or voting powers of the Series A Preferred Stock; the increase of the number of members of our Board of Directors above twelve members; the issuance of certain equity securities; the repurchase, redemption or acquisition of our common stock; the incurrence of debt other than in a form required by a regulatory agency; the consummation of certain acquisitions, mergers or other such transactions; and the sale or license of material assets.

As of June 24, 2016, we had 24,553,644 shares of common stock outstanding. Accordingly, until we obtain both Stockholder Approval and Education Regulatory Approval, or we obtain Stockholder Approval and make a good faith determination that the Education Regulatory Approval is not required, the voting power of the Series A Preferred Stock and any common stock issued upon conversion of the Series A Preferred Stock is limited to 1,225,226 shares of Common Stock pursuant to the Investor Voting Cap.

Conversion Rate and Conversion Price. The conversion rate for each share of the Series A Preferred Stock into our common stock will be calculated by dividing the liquidation preference then in effect by the conversion price then in effect. The conversion price as currently in effect for the Series A Preferred Stock is $3.33 per share. The conversion price is subject to adjustment upon the occurrence of certain common stock events, as defined in the Certificate of Designations, including stock splits, reverse stock splits or the issuance of common stock dividends.

Optional Conversion by Holders of the Series A Preferred Stock. Shares of the Series A Preferred Stock are convertible into common stock at the conversion rate at any time at the option of the holder. Prior to receiving Stockholder Approval and Education Regulatory Approval, the Series A Preferred Stock may be converted only to the extent that the number of shares of our common stock issued upon conversion does not, in the aggregate, exceed 4.99% of the total shares of common stock outstanding on the issue date of June 24, 2016.

As of June 24, 2016, we had 24,553,644 shares of common stock outstanding. Accordingly, until we obtain both Stockholder Approval and Education Regulatory Approval, or we obtain Stockholder Approval and make a good faith determination that the Education Regulatory Approval is not required, the number of shares of common stock into which shares of Series A Preferred Stock may be converted is limited to 1,225,226 shares of Common Stock pursuant to the Conversion Cap.

Optional Conversion by our Company. If at any time after June 24, 2019, the volume weighted average price of our common stock equals or exceeds 2.5 times the conversion price of the Series A Preferred Stock for a period of 20 consecutive trading days (the “Conversion Trigger”), we may, at our option and subject to obtaining any required Regulatory Approval, require that any or all of the then outstanding shares of Series A Preferred Stock be automatically converted into our common stock at the conversion rate. We may not elect to effectuate a conversion during certain time periods, including the closed trading window periods in which any director or executive officer of our company is prohibited by us to directly or indirectly purchase, sell or otherwise acquire or transfer any of our equity securities. If we are unable to obtain the necessary Regulatory Approval to remove the Conversion Cap within 120 days of giving our notice of intent to convert, we would have the option to redeem all shares of the Series A Preferred Stock at a premium, and during the time periods, each as set forth in the Certificate of Designations.

Optional Special Dividend and Conversion on Certain Change of Control. Upon a change of control, at the written election by the holders of a majority of the then outstanding shares of Series A Preferred Stock, we shall declare and pay a special cash dividend in the amount equal to either 1.5 or 2.0 times the Cash Dividend rate, depending on the type of change in control, multiplied by the liquidation preference per share then in effect.

Redemption at the Option of Our Company. We have the ability to redeem the Series A Preferred Stock at any time after June 24, 2019, provided that the Conversion Trigger has not been met on the date of our redemption notice. After receiving our redemption notice, the holders of the Series A Preferred Stock will be able to convert their shares into common stock if neither the Investor Voting Cap nor the Conversion Cap is in effect. If the holders of the Series A Preferred Stock do not provide notice of conversion within 10 days of receipt of our redemption notice, the redemption will proceed at a price per share equal to the product of the then current conversion rate and 2.5 times the conversion price. If either the Investor Voting Cap or the Conversion Cap is in effect at the date of our redemption notice, the holders of a majority of the then outstanding shares of the Series A Preferred Stock may request that we obtain the necessary Regulatory Approval for its removal. If the necessary Regulatory Approval is not obtained within 120 days of such request, we have the ability to effectuate the redemption at a price per share equal to the product of the then current conversion rate and the greater of 2.5 times the conversion price and the 20-day volume weighted average price of our common stock measured at the close of business on the business day immediately preceding the date of redemption.

After June 24, 2026, we will have the ability to redeem the Series A Preferred Stock in whole or in part at any time. After receiving our redemption notice, the holders of the Series A Preferred Stock will then be able to convert their shares into common stock if neither the Investor Voting Cap nor the Conversion Cap is in effect. If the holders of the Series A Preferred Stock do not provide notice of conversion within 10 days of receipt of our redemption notice, the redemption will proceed at a price per share equal to the liquidation preference then in effect. If either the Investor Voting Cap or the Conversion Cap is in effect at the date of our redemption notice, the holders of a majority of the then outstanding shares of the Series A Preferred Stock may request that we obtain the necessary Regulatory Approval for its removal. If the Regulatory Approval is not obtained within 120 days of such request, we have the ability to effectuate the redemption at a price per share equal to the greater of the liquidation preference then in effect per share and the product of the then current conversion rate and the closing price of our common stock on the date immediately preceding the date of such redemption. If at any time prior to our redemption, the necessary Regulatory Approval is obtained, the holders of the Series A Preferred Stock have the option to convert such shares into our common stock.

Anti-dilution. The conversion price of the Series A Preferred Stock is subject to certain customary anti-dilution protections should we effect certain common stock events, such as stock splits, stock dividends or subdivisions, reclassifications or combinations of our common stock. In such events, the conversion price will be adjusted in a proportionate manner to the change in outstanding shares of common stock immediately preceding and immediately after the event.

Reservation of Shares Issuable upon Conversion. We are required, at all times, to reserve and keep available out of our authorized and unissued shares of common stock the number of shares that would be issuable upon conversion of all Series A Preferred Stock, assuming that the Conversion Cap does not apply. If this reserve is not sufficient at any point to allow for full conversion, we shall be required to take action to increase our pool of authorized but unissued shares.

Board Representation. Pursuant to the Certificate of Designations, for so long as Coliseum, its affiliates or any of its or its affiliates’ transferees approved by us beneficially own at least a majority of the then outstanding shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock, by the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, shall have the right to designate one member to our Board of Directors who, subject to applicable law and regulations (including NYSE listing standards), may be appointed to a minimum of two committees of our Board of Directors. On June 29, 2016, our Board of Directors, upon the designation by the holders of Series A Preferred Stock, and upon deeming such appointment to be in the best interests of the Company, elected Christopher S. Shackelton, a Managing Partner at CCM, to our Board of Directors.

Pursuant to CCM’s company policy, Mr. Shackelton may not personally benefit from compensation he receives for serving as a director of any company in which funds or accounts managed by CCM hold an equity interest. Mr. Shackelton has agreed that such compensation shall inure to the benefit of CCP. Further, we have agreed with Mr. Shackelton to provide such compensation in cash to avoid the complexity and expense of unregistered equity issuances as well as to avoid potential accumulations of common stock by CCM and its affiliates.

Registration Rights Agreement

In connection with the Preferred Stock Financing, we also entered into a Registration Rights Agreement (“Registration Rights Agreement”), which provides Coliseum certain demand and piggyback registration rights covering the shares of common stock issuable upon conversion of the Series A Preferred Stock. The Registration Rights Agreement also provides that we will bear all costs and expenses associated with registering the shares of common stock issuable upon conversion of the Series A Preferred Stock, with the exception of underwriting discounts and commissions and brokerage fees. On October 18, 2019, following a request by Coliseum pursuant to the Registration Rights Agreement, we filed a Registration Statement on Form S-3 (no. 333-234253) to register, among other securities, the 21,021,021 shares of common stock that may be issuable to Coliseum, if the Conversion Cap and the Investor Voting Cap are removed, upon the conversion of the 700,000 shares of Series A Preferred Stock purchased in the Preferred Stock Financing. We bore the out-of-pocket costs, expenses and fees incurred in connection with the registration, other than any related underwriting discounts or selling commissions and brokerage fees. The registration statement was declared effective by the SEC on October 30, 2019.

Further Information

The terms of the Preferred Stock Financing and the documents related thereto, including the Purchase Agreement, the Certificate of Designations and the Registration Rights Agreement, are complex and only briefly summarized above. For further information on the Preferred Stock Financing, the Series A Preferred Stock and the documents related thereto, including the Purchase Agreement, the Certificate of Designations and the Registration Rights Agreement, please refer to the descriptions and exhibits contained in our Current Report on Form 8-K filed with the SEC on June 24, 2016.

Impact on Stockholders if the Proposal is Approved

As of the record date, Coliseum and its affiliates beneficially owned, in the aggregate, 700,000 shares of our Series A Preferred Stock, representing 100% of our outstanding Series A Preferred Stock. The number of shares of common stock into which shares of Series A Preferred Stock may be converted, and the number of shares of common stock that may be voted by the holders of Series A Preferred Stock on an as converted basis, is limited to 1,225,226 shares of common stock pursuant to the Conversion Cap and the Investor Voting Cap, which represents approximately 4.5% of our outstanding common stock as of the record date.

If the Series A Conversion and Voting Proposal is approved by our stockholders at the Annual Meeting, the Certificate of Designations provides that the Conversion Cap and Investor Voting Cap will remain in place until we obtain Education Regulatory Approval or otherwise make a good faith determination that Education Regulatory Approval is not required. See “General—Removing the Conversion Cap and Investor Voting Cap” for further information. Accordingly, if the Series A Conversion and Voting Proposal is approved by our stockholders at the Annual Meeting and we later receive Education Regulatory Approval or later make a good faith determination that Education Regulatory Approval is not required, the Conversion Cap and Investor Voting Cap would be removed. We may make a good faith determination at any time, without notice to our stockholders, that the Education Regulatory Approval is not required in order for one or more holders of the Series A Preferred Stock to convert their shares of Series A Preferred Stock into common stock or to vote their shares on an as-converted basis. If we make that determination following receipt of Stockholder Approval, the Conversion Cap and Investor Voting Cap would be removed with respect to the applicable shares of Series A Preferred Stock.

Immediately following removal of the Conversion Cap and Investor Voting Cap with respect to all shares of Series A Preferred Stock, the voting power of the holders of the Series A Preferred Stock would increase to approximately 44.9% of our common stock and Coliseum (or such other holder) would have the ability under the Certificate of Designations to vote on an as-converted basis, together with the holders of common stock (and any other class or series similarly entitled to vote with the holders of common stock), at any annual or special meeting of stockholders. See “Summary of Rights and Preferences of the Series A Preferred Stock—Voting.” As long as Coliseum (or another holder) owns or controls a significant percentage of our outstanding voting power, it will have the ability to significantly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our Board of Directors, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. Coliseum’s (or such other holder’s) influence over our management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our securities to decline or prevent security holders from realizing a premium over the market price for such securities. Coliseum’s (or such other holder’s) interests may not align with the interests of our other stockholders.

Following removal of the Conversion Cap and Investor Voting Cap, the holders of the Series A Preferred Stock would have the ability under the Certificate of Designations to convert up to an aggregate of 700,000 shares of Series A Preferred Stock and to vote such shares on an as-converted basis. Assuming the conversion rate remains the same as in effect on the record date, Coliseum would receive approximately 30.03 shares of common stock for each share of Series A Preferred Stock converted, resulting in our issuance of up to 21,021,021 shares of common stock. However, the aggregate number of shares of common stock that may be acquired may increase in accordance with the terms of the Certificate of Designations. For example, the liquidation preference of the Series A Preferred Stock, which as of the record date is equal to $100.00 per share, may be increased from time to time by Accrued Dividends. Any increase to the liquidation preference would also increase the conversion rate and result in our issuance of a greater number of shares of common stock upon conversion of the Series A Preferred Stock. The conversion of Series A Preferred Stock is also subject to adjustment from time to time upon the occurrence of certain events, including a stock split, a reverse stock split or a dividend of common stock to our stockholders. See “Summary of Rights and Preferences of the Series A Preferred Stock—Liquidation Preference” and “Summary of Rights and Preferences of the Series A Preferred Stock—Conversion Rate and Conversion Price” for further information.

Any additional equity or convertible debt financings in the future could result in further dilution to our stockholders. In addition, any subsequent sale of common stock by Coliseum (or other holders of Series A Preferred Stock) into the public market following conversion, or the perception that such sales could occur, could also materially and adversely affect the market price of our common stock and impair our ability to raise funds in additional stock financings.

Consequences if the Proposal is Not Approved

If the Series A Conversion and Voting Proposal is not approved by our stockholders at the Annual Meeting, the Conversion Cap and the Investor Voting Cap will remain in place, and the dividend rate with respect to the Cash Dividend and Accrued Dividends will automatically increase, from a rate of 7.5% and 9.5%, respectively, to a rate of 12.5% and 14.5%, respectively. These increases would result in significant ongoing costs to us. We would pay an additional $3.5 million in cash per year to Coliseum, assuming that Coliseum continues to hold all of the outstanding Series A Preferred Stock and the liquidation preference of the Series A Preferred Stock remains at its current value of $100 per share. Coliseum would receive additional cash payments if the liquidation preference of the Series A Preferred Stock increases. See “Summary of Rights and Preferences of the Series A Preferred Stock—Dividends” for further information.

In addition, until the Series A Conversion and Voting Proposal is approved by our stockholders and we have either (i) received any required Education Regulatory Approval, or (ii) made a good faith determination that Education Regulatory Approval is not required, we are prohibited from electing to force a conversion of the Series A Preferred Stock at a time when it might be advantageous for us to do so pursuant to the Certificate of

Designations. See “Summary of Rights and Preferences of the Series A Preferred Stock—Optional Conversion by our Company” for further information.

Use of Proceeds

In the event that the Conversion Cap and Investor Voting Cap are removed and Coliseum elects to convert its shares of Series A Preferred Stock, we will not receive any proceeds from the issuance of common stock upon the conversion of Series A Preferred Stock.

Interests of Directors in the Matters Being Voted Upon

As discussed under “Summary of Rights and Preferences of the Series A Preferred Stock—Board Representation” above, the holders of a majority of the then outstanding shares of Series A Preferred Stock designated Christopher S. Shackelton to serve on our Board of Directors. Mr. Shackelton is a Managing Partner of CCM, and CCM is the non-member manager of Coliseum, which, as of the record date, held all outstanding shares of Series A Preferred Stock. If the Series A Conversion and Voting Proposal is approved by our stockholders at the Annual Meeting and we later receive Education Regulatory Approval or later make a good faith determination that Education Regulatory Approval is not required, the Conversion Cap and Investor Voting Cap would be removed and Coliseum (or such other holder of Series A Preferred Stock) would have the ability under the Certificate of Designations to convert up to an aggregate of 700,000 shares of Series A Preferred Stock into 21,021,021 shares of common stock and immediately vote such shares on an as-converted basis. As of the record date, if all of the shares of Series A Preferred Stock were converted into common stock, Coliseum and its affiliates would have owned approximately 45.0% of the outstanding shares of our common stock. See “Impact on Stockholders if the Proposal is Approved” for further information. As Managing Partner and a co-founder of CCM, Mr. Shackelton has an indirect interest in the outcome of the vote on the Series A Conversion and Voting Proposal. Mr. Shackelton recused himself from our Board of Directors’ discussion regarding, and vote to approve and recommend, the Series A Conversion and Voting Proposal described in this Proxy Statement.

Section 203 of the Delaware General Corporation Law

Coliseum is not subject to the restrictions set forth in 8 Del. C. § 203 because the Board of Directors approved the Preferred Stock Financing prior to its closing on June 24, 2016.

Vote Required

Approval of the Series A Conversion and Voting Proposal will require the affirmative vote of a majority of the votes cast by the holders of our common stock who are present in person or by proxy and entitled to vote on the matter, provided that a quorum exists.

For this proposal, abstentions will be counted towards the vote total and will have the same effect as a vote “AGAINST” the proposal, but broker non-votes (which are not “entitled to vote” on the matter) will not be counted and will have no effect.

Please note that the shares of Series A Preferred Stock, and any shares of common stock issuable upon conversion of the Series A Preferred Stock, will not be considered for purposes of the vote to approve this proposal.

THE BOARD OF DIRECTORS (WITH MR. SHACKELTON NOT PARTICIPATING IN SUCH VOTE) RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF CONVERSION AND VOTING OF SERIES A PREFERRED STOCK.

EQUITY COMPENSATION PLAN INFORMATION

We maintain the Management 2002 Stock Option Program (the “2002 Plan”) and the 2003 Plan pursuant to which we may grant equity awards to eligible persons.

Management 2002 Stock Option Program. The 2002 Plan was adopted by our Board of Directors and became effective in April 2002. A maximum of 783,000 shares of common stock may be issued under the 2002 Plan, which is administered by our Compensation Committee.

The 2002 Plan provides for the grant of incentive and nonqualified stock options to our employees and employees of related companies, including officers and management directors, and non-statutory options to other persons providing material services to us or related companies. A non-management director is not eligible to receive an award.

As of September 30, 2019, we had issued 690,152 shares of common stock upon the exercise of options granted under the 2002 Plan. We will not make any further grants under the 2002 Plan.

2003 Incentive Compensation Plan. The 2003 Plan was adopted by our Board of Directors and approved by holders of the majority voting power of our voting stock and became effective in December 2003. The 2003 Plan was amended by holders of the majority voting power of our voting stock at the 2012 Annual Meeting of Stockholders to, among other things, increase the number of shares issuable under the 2003 Plan to 5,280,972 shares of our common stock, subject to proportional adjustment to reflect stock splits, stock dividends and other similar events. The 2003 Plan was amended again by holders of the majority voting power of our voting stock at the 2017 Annual Meeting of Stockholders to increase the number of shares issuable under the 2003 Plan to 6,280,972 shares of our common stock, subject to proportional adjustment to reflect stock splits, stock dividends and other similar events, and to provide for additional performance criteria under the 2003 Plan. The 2003 Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, performance-based awards and cash bonuses.

Awards under the 2003 Plan may be granted to employees, directors, consultants and advisors to the Company or any of our subsidiaries. However, only employees (including officers and directors who are also employees) of the Company or any of our subsidiaries may receive incentive stock options under the 2003 Plan. The 2003 Plan is administered by our Compensation Committee.

As of September 30, 2019, we had issued 412,293 shares of common stock upon the exercise of options granted under the 2003 Plan, at a weighted average exercise price of $19.15 per share. As of September 30, 2019, there were 210,000 shares of common stock issuable pursuant to currently exercisable options granted under the 2003 Plan, at a weighted average exercise price of $3.14 per share.

As of September 30, 2019, we had granted 2,971,705 shares of restricted stock awards under the 2003 Plan, of which 1,255,253 shares have been forfeited and no shares are still subject to restrictions.

As of September 30, 2019, we had awarded 2,340,441 restricted stock units under the 2003 Plan, of which 1,231,096 shares have been forfeited and 235,566 shares remain unvested. During the year ended September 30, 2019, 227,910 restricted stock units vested, of which 90,599 shares were withheld to settle individual participant tax obligations.

As of September 30, 2019, we had awarded 313,611 performance stock units under the 2003 Plan, of which 95,296 shares have been forfeited and 133,139 shares remain unvested. During the year ended September 30, 2019, 108,345 restricted stock units vested, of which 44,195 shares were withheld to settle individual participant tax obligations.

The following table summarizes our equity compensation plan information as of September 30, 2019. Information is included for both equity compensation plans approved by the stockholders and equity plans not approved by the stockholders.

Plan Category	Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a) (c)
Equity compensation plans approved by UTI stockholders	210,000	$3.14	1,854,184
Equity compensation plans not approved by UTI stockholders	—	—	—

Totals	210,000	$3.14	1,854,184

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we describe the material components of our executive compensation program for our former principal executive officer who was serving as principal executive officer as of the end of fiscal 2019, our principal financial officer, our former principal financial officer who served as principal financial officer during fiscal 2019 but was not serving as principal financial officer as of the end of fiscal 2019, and the three other most highly compensated individuals who were serving as executive officers of the Company as of the end of fiscal 2019.

•	Kimberly J. McWaters, our former President and Chief Executive Officer (“CEO”)

•	Jerome A. Grant, our current Chief Executive Officer and former Executive Vice President and Chief Operating Officer

•	Troy R. Anderson, our Executive Vice President and Chief Financial Officer

•	Scott Yessner, our former interim Chief Financial Officer

•	Sherrell E. Smith, our Executive Vice President of Campus Operations and Services

•	Piper P. Jameson, our former Executive Vice President and Chief Marketing Officer

These individuals are referred to herein as the “Named Executive Officers” or “NEOs.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors arrived at the specific compensation decisions for our executive officers for fiscal 2019.

The compensation of the NEOs for fiscal 2019 is set forth in “Executive Compensation—Fiscal 2019 Summary Compensation Table” and other tables contained in this Proxy Statement.

Executive Summary

Fiscal 2019 Business Highlights

Higher student population levels as we began 2019 resulted in a 2.5% increase in our average full-time enrollment to 10,674 students for the year ended September 30, 2019. We started 11,652 students during the year ended September 30, 2019, which represents an increase of 8.8% as compared to an increase of 1.2% for the year ended September 30, 2018. The increase in starts was primarily the result of the transformation plan initiatives and continued execution on the metro campus strategy.

During 2018, we announced and began implementation of a multi-year transformation plan. This plan included opportunities for growth with select investments in marketing, admissions and student services. During 2019, we realized measurable benefits from the transformation plan, and we continued to refine and execute on these opportunities. In addition to the transformation plan, we continue to focus on existing key strategies, including the following:

•	Expanding into new geographic markets either organically or through strategic acquisitions; we opened a new campus in Bloomfield, New Jersey in August 2018;

•	Offering new programs, such as expanding our welding program to our Dallas Ft. Worth, Texas campus, and offering associate level degree programs at additional campus locations;

•	Maintaining and expanding relationships with OEM partners and other employers to provide career opportunities and tuition reimbursement for our graduates;

•	Identifying and executing on a variety of affordability initiatives for our students, including employer financial support and institutional scholarships and grants; and

•	Shifting perceptions and building advocacy with key policy makers and influencers.

Several factors continue to challenge our ability to start new students, including the following:

•	Unemployment; during periods when the unemployment rate declines or remains stable as it has in recent years, prospective students have more employment options;

•

Adverse media coverage, legislative hearings, regulatory actions and investigations by attorneys general and various agencies related to allegations of wrongdoing on the part of other companies within the education and training services industry, which have cast the industry in a negative light;

•	Competition for prospective students continues to increase from within our sector and from market employers, as well as with traditional postsecondary educational institutions; and

•	The state of the general macro-economic environment and its impact on price sensitivity and the ability and willingness of students and their families to incur debt.

Our revenues for the year ended September 30, 2019 were $331.5 million, an increase of $14.5 million, or 4.6%, from the prior year. We had an operating loss of $7.8 million compared to an operating loss of $35.3 million for the same period in the prior year. The increase in revenue was due to higher student count and tuition rate increases. Additionally, there was an additional earning day, which resulted in an increase of approximately $1.3 million in revenue. The improvement in operating results were also impacted by an overall decrease across various expense categories with the primary drivers being decreased advertising and contract and professional services expense. We incurred a net loss of $7.9 million compared to a net loss of $32.7 million in the prior year. The net loss for the year ended September 30, 2018, included an income tax benefit of $3.0 million due primarily to the release of certain valuation allowance, as impacted by the provisions of the Tax Cuts and Jobs Act. In addition, our results of operations were positively impacted by the opening of our new campus in Bloomfield, New Jersey in August 2018. For the twelve months ended September 30, 2019, this campus had revenues of $10.9 million and direct costs of $8.7 million.

Key Management Changes in Fiscal 2019 and Thereafter

Troy R. Anderson was appointed Executive Vice President and Chief Financial Officer effective as of September 23, 2019.

In connection with Mr. Anderson’s appointment, Scott Yessner stepped down from his role as Interim Chief Financial Officer effective as of September 23, 2019. Mr. Yessner had served as interim Chief Financial Officer since May 14, 2018. Mr. Yessner provided his services through an agreement between the Company and Ranstad Professionals US, LLC, d/b/a Tatum, a professional services firm (“Tatum”). Mr. Yessner continued to support the Company through the 2019 fiscal year-end financial reporting cycle.

Following the end of the fiscal year, Kimberly J. McWaters retired from her role as our President and Chief Executive Officer, effective as of October 31, 2019. Ms. McWaters continues to serve as a director on our Board of Directors.

In connection with Ms. McWaters’ retirement, Jerome A. Grant, our former Executive Vice President and Chief Operating Officer, was appointed Chief Executive Officer effective as of November 1, 2019.

Following the end of the fiscal year, Piper P. Jameson left the Company, effective as of January 6, 2020.

What We Pay and Why

Historically, the primary elements of NEO “target total direct compensation” consisted of base salary, annual incentive awards and long-term incentive compensation. To support the Company’s focus on returning to profitability, base salary was the only form of NEO “target total direct compensation” during fiscal 2019.

While the NEOs did not receive new grants of long-term incentive compensation awards or annual incentive awards during fiscal 2019, previously granted long-term incentive awards remained an important component of our executive compensation program and served to tie the interests of our executives to the interests of our stockholders.

CEO Compensation

We believe that the success of our business and resulting value creation for our stockholders is largely dependent on a stable management team led by an individual with the vision to provide long-term strategic leadership. Accordingly, the compensation package of our CEO is generally designed to support this belief while, at the same time, fulfilling our overall compensation objectives, including rewarding sustainable growth as reflected by our financial performance and favorable student outcomes, effective cost management and consistent operational excellence. For fiscal 2019, to support the Company’s focus on returning to profitability, the compensation package for our CEO consisted only of base salary.

2019 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2019:

•

Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•	Independent Compensation Consultant. The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to assist it in fulfilling its responsibilities and duties.

•

Pay for Performance. Historically, a significant portion of each NEO’s annual compensation was subject to achievement of objective performance metrics. Our executive compensation program was designed so that a significant portion of compensation was “at-risk” based on Company performance, as well as equity-based to align the interests of our executive officers and stockholders. For fiscal 2019, to support the Company’s focus on returning to profitability, no long-term incentive compensation or annual incentive awards were awarded to our NEOs. However, we expect such awards to be reinstated in subsequent years.

•

Stock Ownership Guidelines. To further align the interests of our executive officers with the interests of our stockholders, our Board of Directors has implemented stock ownership guidelines for our executive officers. Each executive officer is expected to hold shares of our common stock with an aggregate value greater than or equal to a multiple of his or her base salary as set forth below. Compliance is measured annually in September. Executive officers may not sell or transfer any of their shares of common stock until their ownership requirement is met, other than to meet tax obligations. Once an executive officer’s ownership requirement is met, he or she may sell or transfer shares of common stock in excess of the ownership requirement.

•	President & CEO—four times base salary;

•	Chief Financial Officer—three times base salary; and

•	Executive and Senior Vice Presidents—two times base salary.

•

Cap on Annual Incentive Award Compensation. Historically, the aggregate maximum annual incentive award that could be earned by each of our NEOs was capped at 150% of his or her target award opportunity. For fiscal 2019, no annual incentive awards were made in support of the Company’s focus on the return to profitability.

•

Hedging. Our Insider Trading Policy provides that no employee, officer or director may acquire, sell or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”).

•	Income Tax Gross-Ups. We do not provide for any 280G tax gross-up payments in any employment or change in control agreements.

•

“Double Trigger” Change in Control Provisions. Under the change in control provisions of our severance programs and long-term incentive awards, our executive officers are only eligible to receive severance payments and benefits if they experience a qualifying termination of employment following a change in control, subject to award agreement terms.

Executive Compensation Philosophy and Objectives

Our executive compensation program is driven by our business environment, objectives and outcomes. Consequently, we evaluate the performance of our executive officers, including the NEOs, based on their management of the Company in the context of current business and economic conditions and our performance relative to our peers. Because the NEOs have broad policy-making authority, the Compensation Committee holds them responsible for our financial performance and for upholding our values in a competitive marketplace.

In this highly competitive market for top executive talent, we generally believe that it is important, if not consistent with the Company’s other objectives, to provide our executive officers with incentives that are aligned with the interests of our stockholders, internally and externally equitable, promote a culture of innovation and results-oriented service for our students and customers, and discourage undue risk-taking. We also believe an effective executive compensation program rewards the achievement of short-term, long-term and strategic objectives that are closely aligned with the soundness of the Company and the interests of our stockholders and encourages appropriate decision-making regarding the long-term value of the Company.

Therefore, we generally believe that a meaningful portion of each executive officer’s target total direct compensation opportunity should be “at risk” and payable only if his or her performance benefits the interests of our stockholders. As such, while the NEOs did not receive “at-risk” pay components in fiscal 2019, in support of the Company’s focus on a return to profitability, the Compensation Committee plans to reinstate the “at risk” pay components for our NEOs in the future.

Say on Pay Votes

We hold stockholder advisory Say on Pay votes on the compensation of our named executive officers every three years, the most recent of which occurred at our annual meeting in 2017. The 2017 Say on Pay proposal received majority support, achieving 78% approval. The Compensation Committee considers the results of our Say on Pay votes, together with the other factors discussed in this Compensation Discussion & Analysis, as it considers appropriate when it reviews and modifies the pay program and compensation packages provided to our NEOs.

Oversight of the Executive Compensation Program

Role of Compensation Committee

The Compensation Committee is responsible for overseeing the design and operation of our executive compensation program. In fulfilling this responsibility, the Compensation Committee formulates recommendations for the target total direct compensation, and each individual element of compensation, for our executive officers, including the NEOs, for consideration by and approval of our Board of Directors.

In developing these recommendations, the Compensation Committee evaluates the financial and operational performance of the Company and conducts a performance review of our CEO, taking into consideration our short-term and long-term goals and objectives. The Compensation Committee also considers the annual performance review of our other executive officers, as conducted by our CEO, as a significant factor in developing the compensation recommendations for these individuals.

With the assistance of a compensation consultant, the Compensation Committee also conducts an annual assessment of the competitiveness of our executive compensation program, including a review of the compensation mix to ensure appropriate pay leverage is maintained in the overall compensation package and in equity-based incentives that emphasize the creation of long-term stockholder value.

In the summer of 2018, the Compensation Committee conducted its annual review of compensation for fiscal 2019, examining the base salary, annual cash incentive award opportunity and long-term incentive compensation opportunity of each executive officer, including each NEO. Given the Company’s objective to focus on a return to profitability during fiscal 2019, no long-term incentive or annual incentive awards were made.

Role of Executive Officers

Our CEO makes recommendations to the Compensation Committee as to the base salaries, target annual cash incentive award opportunities and long-term incentive compensation opportunities of our executive officers, including the NEOs (other than himself or herself). These recommendations are based on an analysis of relevant market data (derived from a review of peer company and survey data), as well as his or her evaluation of each executive officer’s performance.

Role of Compensation Consultants

The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to assist it in fulfilling its responsibilities and duties. Specifically, Compensia’s engagement encompasses advisory services, including a periodic review of our executive compensation philosophy; executive compensation levels and “pay-for-performance” linkage; executive cash and broad-based equity incentive program design; executive officer employment and other agreements; and other ad hoc support.

Compensia serves at the direction of, and reports directly to, the Compensation Committee. A representative of Compensia attends all Compensation Committee meetings. Compensia does not perform any other services for the Company unless directed to do so by the Compensation Committee. Other than the work described above, there are no other material relationships between Compensia and the Company or its executive officers or members of our Board of Directors.

The Compensation Committee has analyzed whether or not the work of Compensia as a compensation consultant has raised any conflicts of interest, taking into consideration the factors as set forth in the listing standards of the New York Stock Exchange. Based upon its analysis, the Compensation Committee has determined that the work of Compensia and any individual compensation consultant employed by Compensia and involved in providing us services on behalf of the Compensation Committee has not created any conflicts of interest.

Competitive Positioning

To evaluate the competitiveness of our executive compensation program, the Compensation Committee generally compares each compensation element, as well as the total direct compensation of our executive officers, including the NEOs, against the compensation practices of a group of peer companies. In selecting the peer group companies, the Compensation Committee considers the following criteria: (i) focus on the education services industry, education-related industry, or a counter-cyclical industry, headquartered in the United States and traded on a major U.S. stock exchange; and (ii) revenue, market capitalization, assets and headcount within a reasonable range of the Company. In 2019, Bridgepoint Education rebranded to assume the name Zovio. In 2018, Cambium Learning Group, Inc. merged with Cambium Holding Corp. (formerly known as Campus Holding Corp.), resulting in its removal from our peer group during fiscal 2019.

The fiscal 2019 compensation peer group consisted of the following companies:

American Public Education, Inc.	National American University Holdings, Inc.
Career Education Corporation	Rosetta Stone, Inc.
Franklin Covey Co.	Strategic Education, Inc.
GP Strategies Corporation	U.S. Auto Parts Network, Inc.
Grand Canyon Education, Inc.	Zovio Inc.
Lincoln Educational Services Corporation

In addition to compensation peer group data, we also compile and analyze job-specific compensation survey data prepared from general industry organizations for companies with similar revenue levels. For fiscal 2019, the compensation surveys used were Mercer’s Benchmark Database, Mercer’s Human Resources Proprietary Education Network (HRPEN) For-Profit Post-Secondary Education Study, and PayFactors Survey Database. The data drawn from these surveys is combined with the data derived from the companies in the compensation peer group to create a set of composite comparison data (the “Competitive Market Data”). In the case of executive officers where compensation data is publicly available from SEC filings, the data derived from the companies in the compensation peer group is weighted equally with the compensation survey data in developing the Competitive Market Data for their positions.

The Compensation Committee and the independent members of our Board of Directors use the Competitive Market Data as a guide when making decisions about target total direct compensation, as well as individual elements of compensation, for our executive officers, including the NEOs. Generally, using the data from the 50th and 75th percentiles of target total direct compensation as reference points, the Compensation Committee formulates recommendations for the amount of each individual element of compensation for each executive officer. Generally, the Compensation Committee gives greater weight to compensation data above the midpoint of the competitive market because we believe that the Company’s continued status as the industry’s choice for technical training requires a level of leadership talent that commands a premium in the current environment. Additionally, the attraction and retention of talent in the for-profit education sector has been negatively impacted in recent years by regulatory and economic pressures creating a need to pay above the median for top talent. Since the Competitive Market Data is a starting point for the Compensation Committee’s deliberations, which are influenced by several additional factors as described below, the target total direct compensation opportunities for our executive officers, as well as the amounts of each individual compensation element, may vary from the 50th and 75th percentiles of such data.

We compare the positioning of our employee benefits annually using national healthcare surveys. Retirement benefits are evaluated annually against general industry standards, using data from our plan administrators (Vanguard and Newport Group). Typically, we target the median of this data to maintain competitive levels with respect to each of our employee benefits programs.

Compensation Mix

Historically, our executive compensation program was designed around the concept of total direct compensation—that is, the combination of base salary, annual incentive awards and long-term incentive compensation. In setting the appropriate level of target total direct compensation, the Compensation Committee and the independent members of our Board of Directors sought to establish each compensation element at a level that was competitive and that would attract and motivate top talent, while keeping the overall compensation levels aligned with stockholder interests and job responsibilities. As discussed above, fiscal 2019 compensation consisted only of base salary, and no new long-term incentive compensation or annual incentive awards were granted in support of the Company’s focus on returning to profitability.

Compensation Elements

Base Salary

Each year, the Compensation Committee reviews the base salaries of our executive officers, including the NEOs, using the deliberative process described above. In making base salary adjustment recommendations, the Compensation Committee considers our current business environment, the Competitive Market Data and each executive officer’s past performance, anticipated future contributions, role, responsibilities, skills and experience. Other than with respect to Mr. Grant who was recently appointed Chief Executive Officer, the last base salary adjustment for our NEOs was a base salary 2% cost-of-living adjustment in December 2015.

The base salaries of the NEOs during fiscal 2018 and 2019 and the salaries approved for fiscal 2020 are as follows:

Named Executive Officer	Fiscal 2018 Base Salary		Fiscal 2019 Base Salary		Fiscal 2020 Base Salary
Kimberly J. McWaters	$737,644		$737,644			(1)
Jerome A. Grant	$400,000		$400,000		$500,000	(2)
Troy R. Anderson (3)	N/A		$365,000		$365,000
Scott Yessner	$270,000	(4)	$810,450	(5)		(6)
Sherrell E. Smith	$408,000		$408,000		$408,000
Piper P. Jameson (7)	$355,000		$355,000		$355,000

(1)	Ms. McWaters retired effective October 31, 2019.
(2)	Mr. Grant was appointed Chief Executive Officer effective November 1, 2019.
(3)	Mr. Anderson joined the Company on September 23, 2019.
(4)

From April 9, 2018 through May 13, 2018, we paid Tatum a weekly fee of $7,500 for Mr. Yessner’s consulting services, which totaled $37,500 for fiscal 2018. From May 14, 2018 through September 30, 2018, we paid Tatum a weekly fee of $13,500, totaling $270,000, to retain Mr. Yessner’s services as interim Chief Financial Officer.

(5)

From October 1, 2018 through February 2, 2019, we paid Tatum a weekly fee of $16,050, and from February 3, 2019 through September 30, 2019, we paid Tatum a weekly fee of $15,250, totaling $810,450, to retain Mr. Yessner’s services as interim Chief Financial Officer.

(6)	From October 1, 2019 through November 30, 2019, we paid Tatum a weekly fee of $15,250 to retain Mr. Yessner for continued support through the 2019 fiscal year-end financial reporting cycle.
(7)	Ms. Jameson left the Company on January 6, 2020.

The fiscal 2019 base salaries of the Named Executive Officers are included in “Executive Compensation—Fiscal 2019 Summary Compensation Table” below.

Annual Cash Incentive Awards

Historically, our executive officers, including the NEOs, were eligible to earn annual cash incentive awards based on the achievement of specific performance goals for the fiscal year. To support the Company’s focus on returning to profitability, our executive officers, including the NEOs, did not receive annual cash incentive awards in fiscal 2019.

Long-Term Incentive Compensation

2019 Long Term Incentive Compensation

Historically, our executive officers, including the NEOs, have received long-term incentive compensation. To support the Company’s focus on returning to profitability, our executive officers, including the NEOs, did not receive long-term incentive compensation in fiscal 2019.

Vesting of Previous Performance-Based Grants

In September 2017, the Compensation Committee approved a new performance-based long-term incentive plan, comprised of time-based RSUs, performance units and performance cash. The performance units and performance cash awards are considered “at risk” performance-based compensation that encourages and rewards long-term performance using a total shareholder return growth measure.

The performance unit and performance cash awards for the September 2017 grant were tied to a two-year performance period wherein performance was measured by compound annual total shareholder return (“TSR”) calculated based on the 30-day trading average closing stock price at the beginning and the end of the performance period. The performance reflected stock price appreciation and any dividends paid on common stock (excludes preferred stock dividends).

The pay/performance scale for the September 2017 grant was as follows:

TSR Pay/Performance Scale	Two Year Compound Annual TSR	Payout as % of Target	30 Trading Day Average
Below Threshold	<5%	0%	<$3.87
Threshold	5%	25%	$3.87
Target	10%	100%	$4.25
Max	20%	150%	$5.06
30-Day Trading Average at Grant = $3.51

The 30-day trading average as of September 13, 2019, which was the last day of the performance period, was $4.69 which equated to a 127.2% payout of the targeted awards. For more information about the awarded amounts paid to the NEOs during fiscal 2019, see “Executive Compensation—Fiscal 2019 Summary Compensation Table” and “Executive Compensation—Fiscal 2019 Option Exercises and Stock Vested Table” below.

Retirement Benefits

We maintain a defined contribution plan, intended to qualify under Section 401(k) of the Internal Revenue Code, which is generally available to all employees, including the NEOs (other than Mr. Yessner), to assist them in saving for retirement. Under this plan, a participant may contribute a maximum of 75% of his or her pre-tax base salary (up to the statutorily prescribed annual limit). Our Board of Directors may approve discretionary matching and/or profit-sharing contributions into the plan for eligible employees. During fiscal 2019, we matched 25 cents on each dollar saved up to the first 6% of eligible compensation contributed to the plan after the first year of employment. A five-year vesting schedule applies to all of our matching contributions. A participant is considered fully vested in our matching contributions after he or she has completed five years of service with the Company.

Our executive officers, including the NEOs (other than Mr. Yessner), are also eligible to participate in our Nonqualified Deferred Compensation Plan. We offer this plan to allow participants to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Section 401(k) plan. We view these retirement benefits as a key component of our executive compensation program because they are intended to encourage long-term service by our executive officers.

Severance and Change in Control Benefits

Each of the NEOs (other than Mr. Yessner) is eligible to receive certain payments and benefits in connection with his or her termination of employment under various circumstances, including following a change in control of the Company, under his or her employment agreement or other applicable agreements, such as the Company’s Severance Plan, and under the terms that apply to our outstanding restricted stock and restricted stock unit awards. Mr. Anderson’s hire date precluded his eligibility for change in control severance in fiscal 2019. We believe that these payments and benefits were necessary to attract and retain our NEOs and that the change in control payments and benefits are in the best interests of the Company and our stockholders because they help assure us that we will have the continued dedication and objectivity of our executive officers, notwithstanding the possibility or occurrence of a change in control of the Company. Specifically, these arrangements are intended to mitigate a potential disincentive for the NEOs when they are evaluating a potential acquisition of the Company, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the NEOs through the consummation of the transaction and to ensure a smooth management transition. For further details, see “Executive Compensation—Potential Payments upon Termination or Change in Control.”

Perquisites and Other Personal Benefits

We provide limited perquisites, including Company-paid premiums for life and disability insurance, a supplemental executive disability benefit, accidental death and dismemberment coverage, executive physicals, additional term-life insurance and the Executive Medical Plan (ArmadaCare), to certain of our executive officers, including the Named Executive Officers (other than Mr. Yessner). The ArmadaCare Executive Medical Plan has been discontinued for fiscal 2020. Given the rigorous demands placed on the Named Executive Officers, we have a vested interest in their proactive focus on their health and security. Based on its review of the Competitive Market Data, the Compensation Committee believes that perquisite levels provided to our executive officers are less than those provided by comparable companies.

Tax and Accounting Considerations

Deduction Limit

Pursuant to amendments to Section 162(m) of the Internal Revenue Code (New Tax Law), for taxable years beginning after December 31, 2017, a previous performance-based compensation exemption from the $1 million deduction limitation was repealed and no longer available to be used by public companies in order to minimize the loss of tax deductions of certain compensation payable to the Chief Executive Officer and the three next highest paid individuals (each, a “specified executive”) for tax deductibility purposes. It should be noted that the New Tax Law also provides that the Chief Financial Officer will now be eligible to be included as a specified executive for Section 162(m) purposes.

“Golden Parachute” Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that our executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits that exceed certain prescribed limits in connection with a change in control of the Company, and that we, or a successor, may forfeit an income tax deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code during fiscal 2019, and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement in connection with the payments or benefits in connection with a change in control of the Company.

Amounts payable to the Named Executive Officers as a result of a termination of employment in connection with a change in control of the Company may be reduced pursuant to provisions of the applicable agreements if they would be subject to taxes as a result of Sections 280G or 4999 of the Internal Revenue Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Historically, when granting equity awards to the Named Executive Officers, the Compensation Committee generally considered the potential expense of those awards under generally accepted accounting principles and their impact on our earnings per share. The Compensation Committee concluded that the award levels were in the best interests of our stockholders given competitive compensation practices among the companies in our compensation peer group, the awards’ potential compensation expense, our performance and the impact of the awards on employee motivation and retention.

Other Compensation Policies

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“claw-back”) policy covering our annual and long-term incentive compensation plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Equity Award Policy

Pursuant to our equity award grant policy, we grant equity awards upon the recommendation of the Compensation Committee and with the approval from the independent members of our Board of Directors. Awards to newly-hired or promoted executive officers who are eligible to receive stock awards are proposed for approval at our Board of Directors’ next regularly-scheduled meeting following the executive officer’s hire or promotion. If granted, our annual equity awards have historically been granted in September, but in fiscal 2018 they were granted in December. Equity award levels are based on the grant date fair value of the shares of our common stock, reduced by the present value of the expected future dividends (which restricted stock awards and restricted stock unit awards do not receive) and vary among participants based on their positions within the Company.

Stock Ownership Policy

To further align the interests of our executive officers with the interests of our stockholders, our Board of Directors has implemented stock ownership guidelines applicable to our executive officers. Each executive officer is expected to hold shares of our common stock with an aggregate value greater than or equal to a multiple of his or her base salary as set forth below:

•	President and CEO—four times base salary;

•	Chief Financial Officer—three times base salary; and

•	Executive and Senior Vice Presidents—two times base salary.

Under these guidelines, shares of our common stock held directly or indirectly, as well as shares of our common stock subject to outstanding restricted stock awards and restricted stock unit awards, count toward satisfaction of the stock ownership requirements. Performance units count toward satisfaction of the stock ownership requirements only after they are fully vested. Compliance with these guidelines is measured annually in September. Executive officers may not sell or transfer any of their shares of common stock until their ownership requirement is met, other than to meet tax obligations. Once an executive officer’s ownership requirement is met, he or she may sell or transfer shares of common stock in excess of the ownership requirement.

Hedging Policy

Our Insider Trading Policy provides that no employee, officer or director may acquire, sell or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”).

Compensation-Related Risk

The Compensation Committee of our Board of Directors believes that our compensation policies and practices as generally applicable to the Company’s employees do not encourage excessive and unnecessary risk-taking and that the level of risk that the policies and practices do encourage is not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks

Ms. Srere and Messrs. Blaszkiewicz and Lennox served as members of the Compensation Committee of our Board of Directors during fiscal 2019. None of these directors were an executive officer or otherwise an employee of the Company before or during such service. Ms. McWaters serves on the compensation committee of the Board of Directors of Mobile Mini, Inc.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included elsewhere in this Proxy Statement. Based on this review and the discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2019 and this Proxy Statement.

The Compensation Committee:

David A. Blaszkiewicz (Chair)

LTG. (R) William J. Lennox,

Jr. Linda J. Srere

EXECUTIVE COMPENSATION

Fiscal 2019 Summary Compensation Table

The following table summarizes the compensation during the last three fiscal years (as applicable) to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)		Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)		All Other Compensation ($)		Total ($)
Kimberly J. McWaters	2019	740,481		—	254,400		52,108	(3)	1,046,989
Former President and Chief Executive Officer	2018	737,644		542,016	—		43,028		1,322,688
	2017	737,644		177,211	—		45,554		960,409

Jerome A. Grant (4)	2019	401,539		—	—		40,979	(5)	442,518
Chief Executive Officer; Former Executive Vice President and Chief Operating Officer	2018	338,462		238,760	—		109,299		686,521

Troy R. Anderson (6)	2019	8,423		—	—		3,831	(7)	12,254
Executive Vice President and Chief Financial Officer

Scott Yessner (8)	2019	810,450	(9)	—	50,000	(10)	24,813	(11)	885,263
Former Interim Chief Financial Officer	2018	307,500		—	—		8,316		315,816

Sherrell E. Smith	2019	409,569		—	79,500		48,021	(12)	537,090
Executive Vice President of Campus Operations and Services	2018	408,000		169,383	—		45,130		622,513
	2017	408,000		55,380	—		43,688		507,068

Piper P. Jameson (13)	2019	356,365		—	46,375		49,404	(14)	452,144
Former Executive Vice President and Chief Marketing Officer	2018	355,000		125,003	—		46,282		506,284
	2017	223,923		105,226	—		22,168		351,317

(1)

The amounts reported in this “Stock Awards” column represent the aggregate grant date fair value of awards of performance units in 2017 and 2018, computed in accordance with ASC 718 and does not reflect whether the recipient has actually realized a financial benefit from the award. The grant date fair value of awards of performance units is based on the probable outcome of the performance conditions to which the performance units are subject and the shares the recipient would receive under such outcome. The assumptions used in the calculations for these amounts are included in Note 14 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2019. The performance units granted in 2017 were the postponed second half of 2016’s transitional grant. Due to cost-cutting efforts, no other grant was made during fiscal 2017. Awards reported in 2018 represent a full annual grant for the new performance-based long-term incentive plan, comprised of time-based RSUs and performance units. Due to the Company’s focus on returning to profitability, no grants were made during fiscal 2019.

(2)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent amounts earned under performance cash awards, which were granted in September 2017.
(3)

The amount reported in this “All Other Compensation” column for fiscal 2019 represents $16,728 in medical premiums, $531 in dental premiums, $912 in disability premiums and $684 in life insurance premiums. This amount also includes $3,470 imputed income from group-term life insurance, $18,315 ArmadaCare medical reimbursement benefits and premiums, $4,200 computed on a matching basis pursuant to the terms of the Section 401(k) plan, $3,596 for an executive physical and $3,672 in service awards.

(4)	Mr. Grant joined the Company on November 27, 2017 as our Executive Vice President and Chief Operating Officer and was appointed Chief Executive Officer effective November 1, 2019.

(5)

The amount reported in this “All Other Compensation” column for fiscal 2019 represents $16,392 in medical premiums, $542 in dental premiums, $912 in disability premiums and $684 in life insurance premiums. This amount also includes $3,885 imputed income from group-term life insurance and $18,564 ArmadaCare medical reimbursement benefits and premiums.

(6)	Mr. Anderson joined the Company on September 23, 2019.
(7)	The amount reported in this “All Other Compensation” column for fiscal 2019 represents $3,831 in relocation expenses.
(8)	Mr. Yessner was appointed interim Chief Financial Officer on May 14, 2018.
(9)

From October 1, 2018 through February 2, 2019, we paid Tatum a weekly fee of $16,050, from February 3, 2019 through September 30, 2019, we paid Tatum a weekly fee of $15,250, totaling $810,450, to retain Mr. Yessner’s services as interim Chief Financial Officer.

(10)	The amount reported in this “Non-Equity Incentive Plan Compensation” column represents a retention bonus.
(11)	The amount reported in this “All Other Compensation” column for fiscal 2019 represents $24,813 for travel reimbursement.
(12)

The amount reported in this “All Other Compensation” column for fiscal 2019 represents $16,392 in medical premiums, $326 in dental premiums, $912 in disability premiums and $684 in life insurance premiums. This amount also includes $3,885 imputed income from group-term life insurance, $18,564 ArmadaCare medical reimbursement benefits and premiums, $4,200 contributed on a matching basis pursuant to the terms of the Section 401(k) plan and $3,058 for an executive physical.

(13)	Ms. Jameson left the Company on January 6, 2020.
(14)

The amount reported in this “All Other Compensation” column for fiscal 2019 represents $16,392 in medical premiums, $546 in dental premiums, $912 in disability premiums and $684 in life insurance premiums. This amount also includes $3,885 imputed income from group-term life insurance, $18,816 ArmadaCare medical reimbursement benefits and premiums, $3,788 contributed on a matching basis pursuant to the terms of the Section 401(k) plan, $4,370 for an executive physical and $11 in service awards.

Fiscal 2019 Grants of Plan-Based Awards Table

No grants of plan-based awards were made to the NEOs in fiscal 2019.

Fiscal 2019 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information regarding all outstanding equity awards held by each of the NEOs as of September 30, 2019. The values reported in the table have not been, and may never be, realized. Restricted stock unit and performance stock unit awards are subject to forfeiture restrictions, unless an eligible NEO (currently only Ms. McWaters) experiences a qualified retirement as described in “Potential Payments upon Termination or Change in Control.” Performance stock unit awards are based on achievement of specified total shareholder return goals. For further details on our new performance-based long-term incentive plan, see “Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation” found elsewhere in this Proxy Statement. The value realized, if any, will depend on the market price of our common stock on the date a NEO eventually sells such shares once the restrictions have lapsed.

		Stock Awards
Name	Award Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights Held That Have Not Vested ($)
Kimberly J. McWaters	Sep 14, 2016	43,479	(1)	$236,526
	Dec 05, 2017	78,896	(2)	$429,194	29,586	(3)	$73,373
	Dec 05, 2017				29,586	(4)	$68,640

Jerome A. Grant	Dec 05, 2017	29,586	(2)	$160,948	18,491	(3)	45,858
	Dec 05, 2018				18,492	(4)	42,901

Troy R. Anderson (5)

Scott Yessner (6)

Sherrell E. Smith	Sep 14, 2016	13,587	(1)	$73,913
	Dec 5, 2017	24,656	(2)	$134,129	9,246	(3)	$22,930
	Dec 5, 2017				9,246	(4)	$21,451

Piper P. Jameson (7)	Mar 01, 2017	10,417	(1)	56,668
	Dec 05, 2017	24,656	(2)	$134,129	9,246	(3)	$22,930
	Dec 05, 2017				9,246	(4)	$21,451

(1)	Assuming continued employment with the Company, the shares of common stock subject to these restricted stock unit awards will vest 25% per year on the first four anniversaries of the date of grant.
(2)

Amounts shown represent the aggregate grant date fair value of the time-based restricted stock unit awards granted to the Named Executive Officers in fiscal 2018 and do not reflect whether the recipient will actually realize a financial benefit from the award. The assumptions used in the calculations of these amounts are included in Note 14 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2019.

(3)

Amounts shown represent performance units granted with possible payout upon satisfaction of the performance criteria set forth by the Board of Directors. The performance period is from December 5, 2017 through December 4, 2020 with measurement date on December 4, 2020. The assumptions used in the calculations of these amounts are included in Note 14 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2019.

(4)

Amounts shown represent performance units granted with possible payout upon satisfaction of the performance criteria set forth by the Board of Directors. The performance period is from December 5, 2017 through December 4, 2019 with measurement date on December 4, 2019. The assumptions used in the calculations of these amounts are included in Note 14 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2019.

(5)	Mr. Anderson joined the Company on September 23, 2019.
(6)	Mr. Yessner was compensated by Tatum and was not eligible to receive equity awards.
(7)	Ms. Jameson left the Company on January 6, 2020.

Fiscal 2019 Option Exercises and Stock Vested Table

The following table sets forth certain information regarding the restricted stock units and performance units held by the NEOs that vested during fiscal 2019.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Kimberly J. McWaters	200,553	977,333
Jerome A. Grant	14,793	46,450
Troy R. Anderson (2)	—	—
Scott Yessner (3)	—	—
Sherrell E. Smith	63,998	309,963
Piper P. Jameson (4)	30,750	127,547

(1)	Represents the market value of the shares of our common stock on the vesting date, multiplied by the number of shares that vested.
(2)	Mr. Anderson joined the Company on September 23, 2019.
(3)	Mr. Yessner was compensated by Tatum and was not eligible to receive equity awards.
(4)	Ms. Jameson left the Company on January 6, 2020.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for the NEOs during fiscal 2019.

Fiscal 2019 Nonqualified Deferred Compensation Table

The following table sets forth the vested account balances of the NEOs under our Nonqualified Deferred Compensation Plan for the fiscal year ended September 30, 2019.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Kimberly J. McWaters	—	—	33,999	—	726,394
Jerome A. Grant	—	—	—	—	—
Troy R. Anderson (4)	—	—	—	—	—
Scott Yessner (5)	—	—	—	—	—
Sherrell E. Smith	—	—	8,406	—	320,850
Piper P. Jameson (6)	—	—	—	—	—

(1)	Reflects the amounts deferred for each individual into the Nonqualified Deferred Compensation Plan. These amounts are included in the Salary column of the Fiscal 2019 Summary Compensation Table.
(2)	Reflects the Company’s contributions to the individual’s deferred compensation account. In 2019, there were no Company contributions.
(3)	Reflects the fully vested and earned compensation as of September 30, 2019.
(4)	Mr. Anderson joined the Company on September 23, 2019.
(5)	Mr. Yessner was compensated by Tatum and was not eligible to participate in the Nonqualified Deferred Compensation Plan.
(6)	Ms. Jameson left the Company on January 6, 2020.

Pursuant to our Nonqualified Deferred Compensation Plan, a participant employed for at least one year is eligible for an incentive matching contribution equal to 50% of his or her plan contributions, up to the maximum “matchable” compensation equivalent to 5% of base salary. These Company matching contributions are subject to a five-year vesting schedule. Beginning in January 2013, we suspended the Company matching contribution under the Nonqualified Deferred Compensation Plan. The suspension of Company matching contributions currently remains in place.

The Nonqualified Deferred Compensation Plan allows for deferral of up to 75% of base salary and up to 90% of annual bonus, as well as participant deferrals to offset any excess deferrals which are returned to the participant due to required discrimination testing under the Section 401(k) plan. Participants may elect to invest among a number of mutual fund options and participant account balances will be credited on a pre-tax basis with earnings, or losses, equivalent to the actual market performance of these investments.

Participants can elect to receive payments at separation from service and/or in the form of an in-service withdrawal. Generally, accounts are valued on the last business day of the month following separation from service, death or disability, with payments made in the following month. Separation from service accounts can be paid in (i) a lump sum, (ii) annual installments over a period of up to 10 years or (iii) a partial lump sum with the balance paid in annual installments, according to a participant’s election.

In-Service account elections must be made for a specific date, at least three years in the future, and can be paid in a lump sum or in annual installments over a period of up to five years, according to the participant’s election.

If a participant dies, becomes disabled while employed by the Company or separates from services within 24 months following a change in control of the Company, all of his or her accounts will be paid in a single lump sum.

Participants may also receive distributions in the event of an unforeseeable financial emergency resulting from (i) an illness or accident involving the participant, participant’s spouse or dependents, or a beneficiary, (ii) a loss of property due to casualty or (iii) other extraordinary and unforeseeable events that are beyond the participant’s control. Participants may request an emergency distribution from the plan up to the amount necessary to satisfy the emergency. All requests for such distributions require the approval of the Company.

Retirement Agreement

Ms. McWaters

Effective October 31, 2019 (the “Retirement Date”), we entered into a Retirement Agreement and Release of Claims with Ms. McWaters, pursuant to which (i) Ms. McWaters retired from active employment with the Company, and her relationship as an employee, officer and, except as described in (iii) below, director of the Company and all of its affiliates ceased on the Retirement Date; (ii) Ms. McWaters’ continuous service with our company ceased at that time without regard to her continued service on our Board of Directors; (iii) Ms. McWaters remains a member of the Board of Directors as a Class I Director and will not be entitled to receive any remuneration for such continued service during the three years following the Retirement Date, provided that she will be entitled to reimbursement for all reasonable travel and other business expenses incurred by her in the performance of her duties as a member of the Board of Directors in accordance with our applicable expense reimbursement policies and procedures; (iv) we will undertake certain compensation and benefit severance obligations contained in her employment agreement; (v) except as described in (iv) above, all of Ms. McWaters’ outstanding and unvested restricted stock unit, performance unit and performance cash awards terminated as of the Retirement Date; and (vi) Ms. McWaters agreed to a standard release of claims and agreement not to file suit. The Retirement Agreement and Release of Claims supersedes the employment agreement described below. For further information, see “Potential Payments upon Termination or Change in Control” below.

Employment Agreement

Previously, effective April 8, 2014, we entered into an employment agreement with Ms. McWaters that provided for the terms and conditions of her employment as our Chief Executive Officer. The employment agreement had an initial term of three years and automatically renewed for successive three-year terms thereafter, unless either party gave written notice to the other 180-120 days prior to the end of the then-current term of intent not to renew the agreement. The agreement provided for a base salary of $709,000 per annum, which was reviewed annually by our Board of Directors and was last increased to $737,644 in fiscal 2016. The agreement also provided for an annual bonus based on performance as determined and approved by our Board of Directors and provided for other benefits and perquisites as established and made available from time to time by our Board of Directors.

Equity awards were to be granted in the discretion of and as determined and approved by our Board of Directors, and, unless we and Ms. McWaters agreed otherwise, any stock unit awards granted to Ms. McWaters would include a provision that if Ms. McWaters experiences a qualifying “retirement” (as defined in the agreement), then any portion of such awards that were scheduled to vest within 12 months following such retirement would continue to vest in accordance with their terms as if Ms. McWaters were still employed, notwithstanding any continuous employment or services requirements applicable generally under any equity plan or award, subject to Ms. McWaters’ continued compliance with certain covenants and subject to having signed and not revoked a release in favor of the Company.

The employment agreement further provided for certain payments and benefits in the event of Ms. McWaters’ termination of employment under certain specified circumstances, including in connection with a change in control of the Company. For further information, see “Potential Payments upon Termination or Change in Control” below.

The agreement includes confidential information and covenant not to compete provisions.

Mr. Grant

Effective November 1, 2019, we entered into an Employment Agreement with Mr. Grant, which provides for the terms and conditions of his employment as our Chief Executive Officer. The agreement provides for an annual base salary of $500,000. The agreement also provides that Mr. Grant is eligible to participate in our Management Incentive Plan with a target bonus of 85% of his annual base salary, which is dependent on our financial performance, Board of Director approval and other defined criteria as may periodically apply as determined by the Board of Directors. Mr. Grant will also be eligible to continue to participate in our annual long-term incentive program as well as our group insurance benefits, medical, dental and vision reimbursement coverage, 401(k) program, Deferred Compensation Plan, short-term and long-term disability plans and life insurance coverage. The agreement further provides that Mr. Grant shall continue to participate in our Severance Plan, provided that the period of his permitted severance shall be increased to 52 weeks and the balance of the benefits under the plan shall conform to those granted at the EVP/SVP level, and provided further that although the Severance Plan may be amended or terminated at any time by the Board of Directors, the benefits due to Mr. Grant shall at no time be less than those designated in the Severance Plan in effect at the time of his promotion to Chief Executive Officer.

Potential Payments upon Termination or Change in Control

Each of the NEOs (with the exception of Mr. Yessner) is eligible to receive certain payments and benefits in connection with his or her termination of employment under various circumstances, including following a change in control of the Company, under his or her employment agreement or other applicable agreements, and under the terms that apply to our outstanding restricted stock and restricted stock unit awards. Ms. McWaters, our former President and Chief Executive Officer, retired as of October 31, 2019 and is receiving severance pursuant to her

Retirement Agreement and Release of Claims. Ms. Jameson, our former Executive Vice President and Chief Marketing Officer, left the Company as of January 6, 2020 and is receiving severance pursuant to our Severance Plan.

The estimated potential payments and benefits payable to each NEO (with the exception of Mr. Yessner) in the event of termination of employment as of September 30, 2019 pursuant to his or her particular post-employment compensation arrangement are described below.

The actual amounts that would be paid or distributed to the NEOs as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary, then-current incentive opportunities and applicable arrangements, then-current levels of health and other welfare benefits coverage and the market price of our common stock. Although we have entered into written arrangements to provide payments and benefits to the NEOs in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with the NEOs on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each NEO would also be able to exercise any previously vested options to purchase shares of our common stock that he or she holds. For more information about the NEO’s outstanding equity awards as of September 30, 2019, see “Fiscal 2019 Outstanding Equity Awards at Fiscal Year-End.”

Along with the payments and benefits described in a NEO’s individual post-employment compensation agreement and equity award agreements, he or she is also eligible to receive any benefits accrued under our broad-based benefit plans, in accordance with the terms of those plans and policies.

Ms. McWaters

The employment agreement with Ms. McWaters provided for certain specific payments and benefits under certain circumstances, including in the event that her employment was terminated by us without “cause” or by her for “good reason” (as these terms are defined in the agreements), including in connection with a change in control of the Company. Non-renewal of the employment agreement would also result in the receipt of severance payments and benefits. The death or disability of the NEO also triggered certain payments and benefits. Generally, each provided for a continuation of base salary payments for a specified period following a termination of employment. Additionally, upon a qualified retirement, any stock unit awards scheduled to vest within 12 months following such retirement would continue to vest according to their terms. As a condition to any such payments and benefits, the NEO must first execute a waiver and release of claims in favor of the Company. Subsequent to the end of the fiscal 2019, Ms. McWaters retired and is now receiving severance pursuant to her Retirement Agreement and Release of Claims, which supersedes her prior employment agreement.

Messrs. Grant, Smith and, Ms. Jameson

We entered into change in control agreements with Messrs. Grant and Smith and Ms. Jameson. These agreements provide that if the employment of the NEO is terminated by us without “cause” or by him or her for “good reason” (as these terms are defined in the agreement) within one year following a change in control of the Company, subject to executing a waiver and release of claims in favor of the Company, he or she will receive:

•	His or her base salary for a specified period following the date of termination of employment;

•

A prorated portion of his or her annual cash incentive award (calculated by multiplying his or her target bonus percentage by his or her fiscal year base salary earned through the date of termination of employment); and

•	Twelve months of paid health benefits continuation and outplacement services.

We entered into these agreements with Messrs. Grant and Smith and Ms. Jameson to facilitate our ability to retain the services of these NEOs in a competitive marketplace that commonly offers such protections.

In addition, in conjunction with Mr. Smith’s offer of employment in August 2012, we entered into an agreement with him in the form of an addendum to his offer letter (the “Addendum Letter”). The Addendum Letter provides Mr. Smith with his base salary for 52 weeks if his employment is terminated by us without “cause.” In addition, in this situation he will receive 12 months of paid health benefits continuation and Company-paid outplacement services. In the event that Mr. Smith’s employment is terminated without “cause” following a change in control of the Company, he will be eligible to receive payments and benefits only as provided under his change in control agreement with us, and not pursuant to the Addendum Letter.

Other Executive Officers

As of September 30, 2019, our Severance Plan provided for severance pay and outplacement to eligible Executive and Senior Vice Presidents of the Company. In the event an eligible Executive or Senior Vice President was terminated by us without “cause” (as defined in the Severance Plan), such Executive or Senior Vice President would be entitled to receive a cash severance payment equal to his or her annual base salary at the highest rate in effect during the 12 months immediately preceding the termination of employment, subject to the requirement to execute and not revoke a Release of Claims. In addition, such eligible Executive or Senior Vice President would receive the following:

•

An additional cash severance payment equal to (i) the sum of 12 times the monthly employer-paid portion of the medical and dental premiums in effect at termination, plus (ii) 40% of the sum in subsection (i);

•	Payment of a pro-rated bonus for the fiscal year in which the termination of employment occurs, but only if such bonus is approved by our Board of Directors;

•

Payment of any bonus to which the eligible Executive or Senior Vice President may be entitled for the fiscal year immediately preceding the termination date if the termination of employment occurs between the end of the fiscal year and the applicable bonus payout; and

•	Twelve months of outplacement services.

The following tables show the estimated payments and benefits payable to each NEO (with the exception of Mr. Yessner) under various scenarios related to a termination of employment, including in connection with a change in control of the Company. The tables assume that such termination of employment occurred on September 30, 2019, and include the estimated payments and benefits payable pursuant to the Severance Plan as in effect on September 30, 2019. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment and may vary from those set forth below. The estimated payments and benefits set forth below are in addition to any retirement, welfare and other benefits that are available to our employees generally.

	Termination without Cause or for Good Reason	Termination Following Change in Control	Current Company Non- Renewal Termination (Termination within 12 months)	Disability	Death
Kimberly J. McWaters
Severance Payments (1)	$1,475,288	$1,475,288	$1,475,288	$1,475,288	$1,475,288
Annual Incentive Plan (2)	—		—	—	—
Performance Cash (3)	100,000	200,000	—	145,833	145,833
Benefits (4)	107,934	107,934	—	107,934	848,720
Stock Awards (5)	551,123	865,720	551,123	811,553	811,553

Total	$2,234,345	$2,648,942	$2,026,411	$2,540,608	$3,281,394

	Termination without Cause or for Good Reason	Termination Following Change in Control	Current Company Non- Renewal Termination (Termination within 12 months)		Disability	Death

Jerome A. Grant
Severance Payments (1)	$400,000	$400,000		$—	$—	$—
Annual Incentive Plan (2)	—	—		—	—	—
Performance Cash (3)	—	75,000		—	54,688	54,688
Benefits (10)	38,461	38,461		—	—	800,000
Stock Awards (8)	—	285,948		—	252,094	252,094

Total	$438,461	$799,409	$		$306,782	$1,106,782

Troy R. Anderson (6)
Severance Payments (1)	$365,000	$365,000		$—	$—	$—
Annual Incentive Plan (2)	—	—		—	—	—
Performance Cash (3)	—	—		—	—	—
Benefits (7)	12,000	12,000		—	—	—
Stock Awards (8)	—	—		—	—	—

Total	$377,000	$377,000		$—	$—	$—

Scott Yessner (9)
Severance Payments	$—	$—		$—	$—	$—
Annual Incentive Plan	—	—		—	—	—
Performance Cash	—	—		—	—	—
Benefits	—	—		—	—	—
Stock Awards	—	—		—	—	—

Total	$—	$—		$—	$—	$—

Sherrell E. Smith
Severance Payments (1)	$408,000	$408,000		$—	$—	$—
Annual Incentive Plan (2)	—			—	—	—
Performance Cash (3)	—	62,500		—	45,573	45,573
Benefits (10)	30,553	30,553		—	—	800,000
Stock Awards (8)	—	270,542		—	253,615	253,615

Total	$438,553	$771,595		$—	$299,188	$1,099,188

Piper P. Jameson
Severance Payments (1)	$355,000	$355,000		$—	$—	$—
Annual Incentive Plan (2)	—			—	—	—
Performance Cash (3)	—	62,500		—	45,573	45,573
Benefits (10)	38,559	38,559		—	—	800,000
Stock Awards (8)	—	315,797		—	209,026	209,026

Total	$393,559	$771,856		$—	$254,599	$1,054,599

(1)	Represents 24 months of previous salary for Ms. McWaters. Represents 12 months of base salary for Messrs. Grant, Anderson and Smith and Ms. Jameson
(2)

Represents actual bonus earned pro-rated through termination date for all NEOs for all applicable columns except for termination of employment following a change in control of the Company. For terminations of employment following a change in control of the Company, represents target bonus through termination date.

(3)

Represents all unvested performance cash target awards which become fully vested upon a change in control. In the event of a NEO’s death or disability, the possible payout would pro-rate on the date of death or disability upon satisfaction of the performance criteria set forth by the Board of Directors.

(4)

Represents 150% of the value of 24 months of payment of medical, dental, and vision insurance premiums for Ms. McWaters. Includes reasonable outplacement benefits, and in the event of death, life insurance benefits of $800,000. If separation is the result of disability, the NEO would also be eligible for disability insurance benefits under the Company’s employee benefit plan. For Ms. McWaters, if separation is the result of death this amount reflects 150% of 24 months of payment of medical, dental and vision insurance premiums for Ms. McWaters’ spouse. As of September 30, 2019, Ms. McWaters met retirement criteria for which unvested restricted stock unit and performance unit awards scheduled to vest within 12 months following a qualified retirement, would continue to vest.

(5)

Represents all unvested restricted stock and restricted stock unit awards which become fully vested and exercisable upon a change in control of the Company or the NEO’s death or disability. Performance units become fully vested on the date of a termination without cause following a change in control. Performance units possible payout would pro-rate based on the date of death or disability upon satisfaction of the performance criteria set forth by the Board of Directors. Amounts reported represent the aggregate fair market value of restricted stock that have not vested and grant date fair value of performance unit awards. As of September 31, 2019, Ms. McWaters met retirement criteria for which unvested restricted stock unit and performance unit awards scheduled to vest within 12 months following a qualified retirement, would continue to vest.

(6)	Mr. Anderson joined the Company on September 23, 2019
(7)	Mr. Anderson’s hire date precluded his eligibility for medical, dental and change in control severance in fiscal 2019.
(8)

Represents all unvested restricted stock and restricted stock unit awards, which become fully vested and exercisable upon a change in control of the Company or the NEO’s death or disability. Performance units become fully vested on the date of a termination without cause following a change in control. Performance units possible payout would pro-rate based on the date of death or disability upon satisfaction of the performance criteria set forth by the Board of Directors. Amounts reported represent the aggregate fair market value of restricted stock that have not vested and grant date fair value of performance unit awards.

(9)	Mr. Yessner is compensated by Tatum.
(10)

Represents the value of 12 months of payment of the employer paid portion of medical and dental benefits for Messrs. Grant, Smith, and Ms. Jameson for a change in control, and represents 140% of the same value for termination of employment without cause. Includes reasonable outplacement benefits, and in the event of death, life insurance benefits of $800,000. If separation is the result of disability, the NEO would also be eligible for disability insurance benefits under the Company’s employee benefit plan.

Total amounts payable to Ms. McWaters would be whichever of the amounts, either the full amount or such lesser amount as would result in no part of the payments being subject to the excise tax, result in employee’s receipt on an after-tax basis of the greater amount. Total amounts for all other Named Executive Officers may be reduced to the extent necessary so that the amount payable is not subject to excise tax under Section 4999 of the Internal Revenue Code.

CEO Pay Ratio

For the fiscal year ended September 30, 2019, the median of the annual total compensation of all employees of our Company (other than our President and Chief Executive Officer) was $73,485, and the annual total compensation of our President and Chief Executive Officer was $1,046,989. Based on this information, for fiscal 2019, the ratio of the annual total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all other employees was estimated to be 14.3:1.

We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

We selected the first day of our fourth fiscal quarter, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

To identify the “median employee,” we considered the prior trailing 12 months of W-2 wages as of July 1, 2019 for our consistently applied compensation measure because we believe that this measure reasonably reflects the annual compensation of our employees. No cost of living adjustments were applied, and no jurisdictions were excluded. Once we identified the median employee, we totaled all of the elements of the employee’s compensation for fiscal 2019 in accordance with the requirements of the applicable rules of the SEC, and consistent with the calculation of total compensation of our CEO in the Fiscal 2019 Summary Compensation Table.

OTHER MATTERS

The Board of Directors knows of no matters, other than the proposals presented above, to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Board of Directors may recommend.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 2, 2020 with respect to the beneficial ownership of shares of common stock and Series A Preferred Stock by:

•	each person known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock or Series A Preferred Stock;

•	each of our directors, director nominees and NEOs; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of January 2, 2020 and RSUs that are currently vested or will be vested within 60 days of January 2, 2020. Shares issuable pursuant to options, warrants and RSUs are deemed outstanding for computing the percentage of the person holding such options, warrants or RSUs but are not deemed outstanding for computing the percentage of any other person. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock and Series A Preferred Stock shown as beneficially owned by the stockholder.

	Shares Beneficially Owned						% of Total Voting Power (1)
	Common Stock			Series A Preferred Stock
Directors and Named Executive Officers:	Shares		%	Shares		%
Kimberly J. McWaters (2)	592,181		2.3%	—		—	2.2%
Jerome A. Grant	39,602		*	—		—	*
Troy R. Anderson	—		—	—		—	—
Scott Yessner	—		—	—		—	—
Sherrell E. Smith (3)	160,755		*	—		—	*
Piper P. Jameson	48,396		*	—		—	*
David A. Blaszkiewicz	75,650		*	—		—	*
Robert T. DeVincenzi (4)	195,345		*	—		—	*
LTG (R) William J. Lennox, Jr.	75,017		*	—		—	*
Roderick R. Paige	83,037		*	—		—	*
Roger S. Penske	77,733		*	—		—	*
Christopher S. Shackelton (5)	41,475		*	700,000		100.0%	4.7%
Linda J. Srere (6)	116,586		*	—		—	*
Kenneth R. Trammell (7)	110,105		*	—		—	*
John C. White (8)	2,610,596		10.1%	—		—	9.7%
All directors and executive officers as a group (16 persons) (9)	4,230,184		16.3%	700,000		100.0%	19.4%

5% Holders: (10)
PVAM Perlus Microcap Fund L.P. (11)	2,292,487		8.9%	—		—	8.5%
22NW, LP (12)	2,249,966		8.7%	—		—	8.3%
Alexander Capital Advisors, LLC (13)	2,201,935		8.6%	—		—	8.2%
Renaissance Technologies Holdings Corp. (14)	1,429,156		5.6%	—		—	5.3%
Park West Asset Management LLC (15)	1,439,424		5.6%	—		—	5.3%
Coliseum Capital Management, LLC	41,475	(16)	*	700,000	(17)	100.0%	4.7	%(18)

*	Less than 1%.
(1)

As of the close of business on January 2, 2020, there were 25,744,718 shares of our common stock and 700,000 shares of our Series A Preferred Stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter voted upon. Holders of shares of Series A

Preferred Stock are entitled to vote with the holders of shares of common stock, and not as a separate class, on an as-converted basis. The shares of Series A Preferred Stock are convertible into an aggregate of 21,021,021 shares of common stock. However, prior to the receipt of stockholder and regulatory approvals (as provided in the Certificate of Designations), the Series A Preferred Stock may only be voted to the extent that the aggregate voting power of all the Series A Preferred Stock and any common stock issued upon conversion thereof does not exceed 4.99% of the aggregate voting power of all of our voting stock outstanding at the close of business on June 24, 2016. As a result, the shares of Series A Preferred Stock are entitled to an aggregate of only 1,225,226 votes; provided, however, that the shares of Series A Preferred Stock are not entitled to vote on the Series A Conversion and Voting Proposal. As such, the total number of shares entitled to vote (other than with respect to the Series A Conversion and Voting Proposal) as of January 2, 2020 is 26,969,944. The total number of shares entitled to vote with respect to the Series A Conversion and Voting Proposal as of January 2, 2020 is 25,744,718. This column is intended to show total voting power and does not include shares underlying options or RSUs. For additional information, please see “Proposal 4—Approval of Conversion and Voting of Series A Preferred Stock,” which is included elsewhere in this Proxy Statement.
(2)	Ms. McWaters has sole voting and investment power over 591,474 shares and shared voting and investment power over 707 shares.
(3)	Mr. Smith has sole voting and investment power over 141,094 shares and shared voting and investment power over 19,661 shares.
(4)	Includes 150,000 shares of common stock underlying vested stock options.
(5)	Reference is made to footnotes (16), (17) and (18) below.
(6)	Includes 30,000 shares of common stock underlying vested stock options.
(7)	Includes 30,000 shares of common stock underlying vested stock options.
(8)

Includes 2,464,675 shares of common stock held of record by Whites’ Family Company, LLC and 1,000 shares held of record by John C. White and Cynthia L. White 1989 Family Trust, of which John C. White is a trustee. The White Descendants Trust u/a/d September 10, 1997 is the sole member and manager of Whites’ Family Company, LLC. John C. White is the trustee of the White Descendants Trust u/a/d September 10, 1997. Mr. White has sole voting and investment power over 144,921 shares and shared voting and investment power over 2,465,675 shares.

(9)

Consists of 4,014,976 shares of common stock, 210,000 shares of common stock underlying vested stock options and 5,208 shares of common stock underlying restricted stock units which vest within 60 days of January 2, 2020.

(10)

For 5% Holders, the Company is relying on the numbers of shares as reported in the applicable Schedule 13D or Schedule 13G and calculating the percentages in this table based on the number of shares outstanding at January 2, 2020. Accordingly, certain holders who previously filed a Schedule 13D or Schedule 13G have been excluded where their percentage ownership at the record date as so calculated falls below the 5% threshold.

(11)

Based solely on the information provided in a Schedule 13G/A (Amendment No. 2) filed by PVAM Perlus Microcap Fund L.P. (“PVAM Microcap”), PVAM Holdings Ltd. (“PVAM Holdings”), and Pacific View Asset Management (UK) LLP (“PVAM UK”) with the SEC as of February 14, 2019. PVAM Microcap, PVAM Holdings and PVAM UK each reported shared voting and dispositive power over 2,292,487 shares. The business address for PVAM Microcap is c/o Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box. 2681 Grand Cayman, KY1-1111 Cayman Islands. The business address for PVAM Holdings and PVAM UK is 5th floor, 6 St. Andrew Street, London, EC4A 3AE, United Kingdom.

(12)

Based solely on the information provided in a Schedule 13G filed by 22NW, LP with the SEC as of February 8, 2019, 22NW, LP reported sole voting and dispositive power over 2,249,966 shares. 22NW, LP’s business address is 1455 NW Leary Way, Suite 400, WA 98107.

(13)

Based solely on the information provided in a Schedule 13G/A filed by Alexander Capital Advisors, LLC with the SEC as of May 24, 2019. Alexander Capital Advisors, LLC reported sole voting power over 698,500 shares and sole dispositive power over 2,201,935 shares. Alexander Capital Advisors, LLC’s business address is 125 Elm Street, New Canaan, CT 06840.

(14)

Based solely on the information provided in a Schedule 13G/A (Amendment No. 1) filed by Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC”) with the SEC as of February 13, 2019. RTC and RTHC each reported sole voting and dispositive power over 1,398,156 shares and shared dispositive power over 31,000 shares. The business address for these filers is 800 Third Avenue, New York, New York 10022.

(15)

Based solely on the information provided in a Schedule 13G filed by Park West Asset Management LLC (“PWAM”), Park West Investors Master Fund, Limited (“PWIMF”), and Peter S. Park (“Park”) with the SEC as of September 9, 2019. PWAM and Park each reported shared voting and dispositive power over 1,439,424 shares, and PWIMF reported shared voting and dispositive power over 1,307,472 shares. PWAM is the investment manager to PWIMF and Park West Partners International, Limited. Park is the sole member and manager of PWAM. The business address for these filers is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.

(16)

Based solely on the information provided in a Schedule 13D/A (Amendment No. 2) filed by CCM, CC, CCP, Coliseum Capital Partners II, L.P. (“CCPII”), Coliseum, Coliseum Capital Co-Invest, L.P. (“CCC”), Adam Gray, and Christopher Shackelton with the SEC as of December 19, 2019. Mr. Shackelton holds sole voting and dispositive power over 41,475 shares held directly by Mr. Shackelton, his spouse and trust for the benefit of his descendants, which does not include 1,225,226 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 19,795,795 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap (as defined below) and the Investor Voting Cap (as defined below). The business address for these filers is 105 Rowayton Avenue, Rowayton, CT 06853. For additional information, please see “Proposal 4—Approval of Conversion and Voting of Series A Preferred Stock,” which is included elsewhere in this Proxy Statement.

(17)

CCM holds shared voting and dispositive power with respect to 700,000 shares of Series A Preferred Stock. CC holds shared voting and dispositive power with respect to 568,680 shares of Series A Preferred Stock. CCP holds shared voting and dispositive power with respect to 349,300 shares of Series A Preferred Stock. CCPII holds shared voting and dispositive power with respect to 97,240 shares of Series A Preferred Stock. Coliseum holds shared voting and dispositive power with respect to 700,000 shares of Series A Preferred Stock. CCC holds shared voting and dispositive power with respect to 122,140 shares of Series A Preferred Stock. Mr. Gray holds shared voting and dispositive power with respect to 700,000 shares of Series A Preferred Stock. Mr. Shackelton holds shared voting and dispositive power with respect to 700,000 shares of Series A Preferred Stock.

(18)

Based on an aggregate of 41,475 shares of common stock held directly by Mr. Shackelton, his spouse and trust for the benefit of his descendants and 1,225,226 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock.

Unless otherwise noted, the address of each person named in the table is 16220 North Scottsdale Road, Suite 500, Scottsdale, Arizona 85254.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than 10% stockholders to file reports of holdings and transactions in our shares with the SEC. For the fiscal year ended September 30, 2019, to our knowledge and based solely on a review of copies of reports furnished to us, or written representations, we believe that the applicable reporting requirements of Section 16(a) have been satisfied, except for the Form 4 for Mr. Lennox, filed with the SEC on December 7, 2018, and the Form 4 for Ms. Jameson, filed with the SEC on September 20, 2019, which were late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding Transactions with Related Persons

Our Board of Directors adopted a written Related Party Transaction Policy (the “Policy”) pursuant to which all “Interested Transactions” with a “Related Party” are subject to review and approval by the Nominating and Corporate Governance Committee. Ongoing or long-term transactions with a Related Party in existence at the time the Policy was adopted, if any, will also be subject to ratification on at least an annual basis. For purposes of the Policy, an “Interested Transaction” is a transaction, arrangement or relationship or a series of similar transactions, arrangements or relationships (including any indebtedness or guaranty of indebtedness) in an amount equal to or exceeding $120,000 in any fiscal year in which us, including any of our subsidiaries, was, is or will be a participant and in which any “Related Party” had, has or will have a direct or indirect material interest. Any indirect interest includes an interest held by or through any entity in which any “Related Party” is employed or is a partner or principal; or in a similar position or in which such “Related Party” has a 10% or greater beneficial ownership interest. A “Related Party” includes executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities and any immediate family member of any of the foregoing persons.

In considering whether to approve an Interested Transaction, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate, which may include: (i) the Related Party’s relationship with us and interest in the transaction; (ii) the material facts of the proposed Interested Transaction, including the proposed value of such transaction, or, in the case of indebtedness, the principal amount that would be involved; (iii) the benefits to us of the Interested Transaction; (iv) an assessment of whether the Interested Transaction is on terms that are comparable to the terms available with an unrelated party; (v) in the case of an existing transaction, the impracticability or cost of securing alternative arrangements and (vi) such other factors as the committee deems relevant.

The Policy provides for standing pre-approval for certain categories of transactions with a Related Party without the need for specific approval by the Nominating and Corporate Governance Committee. These categories are: (i) certain transactions with other companies where the Related Party’s only relationship is as an employee (other than as an executive officer), director or beneficial owner of less than 10% of the company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s gross annual revenues in its most recently completed fiscal year; (ii) charitable contributions, grants or endowments by us to charitable organizations, foundations or universities at which a Related Party’s only relationship is as an employee (other than as an officer) or a director or trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year; and (iii) certain other transactions and arrangements which under certain SEC rules are excepted from disclosure as transactions with a Related Party.

Registration Rights Agreements

We are a party to a registration rights agreement with, among others, the following stockholders: (i) JZ Equity Partners PLC and the permitted transferees of The Jordan Company, LLC (collectively, the TJC Stockholders); (ii) Charlesbank Voting Trust, Charlesbank Equity Fund V, Limited Partnership, CB Offshore Equity Fund V, L.P., CB Equity Co-investment Fund V, Limited Partnership and Coyote Training Group, LLC (collectively, the Charlesbank Stockholders), (iii) Whites’ Family Company, LLC; and (iv) Robert D. Hartman. The registration rights agreement provides for “piggyback” registration rights with respect to the restricted shares of our common stock held by each of the stockholder parties to this agreement, including Whites’ Family Company, LLC, an entity controlled by John C. White, a current director and former Chairman of the Board of Directors. Accordingly, if we propose to register any of our common stock for sale to the public, we are required to give written notice of our intention to do so to each of the stockholders who are a party to this agreement and to use our best efforts to include in the registration statement the number of restricted shares of our common stock beneficially owned and requested to be registered by such stockholders, subject to reduction of such shares under certain circumstances by an underwriter. If a reduction of shares is necessary, stockholders who request to participate in the registration will do so pro rata based on the numbers of shares held by such stockholders on a fully-diluted basis, except that we will have first priority to register shares of our common stock if we initiate the registration for our own account. Pursuant to the registration rights agreement, the “piggyback” right terminates from and after the date on which those stockholders cease to beneficially own at least 1% of our issued and outstanding shares of common stock.

We are also a party to a registration rights agreement with Coliseum. For discussion of this agreement, see “Proposal 4—Approval of Conversion and Voting of Series A Preferred Stock—Registration Rights Agreement.”

Transactions with Management and Others

Since 1991, we have leased some of our properties from entities controlled by John C. White, a current director and former Chairman of our Board of Directors, or entities in which Mr. White’s family members have an interest. A portion of the property comprising the Orlando location is occupied pursuant to a lease with the John C. and Cynthia L. White 1989 Family Trust, with the lease term expiring on August 19, 2022. The annual base lease payments for the first year under this lease totaled approximately $326,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index.

Another portion of the property comprising the Orlando location is occupied pursuant to a lease with Delegates LLC, an entity controlled by the White Family Trust, with the lease term expiring on August 31, 2022. The beneficiaries of the White Family Trust, which is an irrevocable grantor trust, are Mr. White’s children and the trustee of the trust is not related to Mr. White. Annual base lease payments for the first year under this lease totaled approximately $680,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index.

The table below sets forth the total payments that the Company made in fiscal 2017, 2018 and 2019 under these leases:

	John C. and Cynthia L. White 1989 Family Trust	Delegates LLC
Fiscal 2017	$843,795	$1,113,191
Fiscal 2018	$876,280	$1,147,778
Fiscal 2019	$834,592	$1,085,481

We believe that the rental rates under these leases approximated fair market rental value of the properties at the time the lease agreements were negotiated.

Since 2009, we have provided training programs to subsidiaries of Penske Automotive Group, Inc., an entity for which Roger S. Penske, a current director of our company, serves as Chairman of the Board of Directors and Chief Executive Officer and is a significant stockholder. Since 2009, we have provided transport refrigeration training to Penske Truck Leasing, for which annual revenue was initially far below $120,000 and only recently exceeded that threshold. In fiscal 2019, revenue from this program was $292,489. In fiscal 2020, we will begin to provide training to military personnel at Fort Bliss, Texas on behalf of Premier Truck Group. We expect annualized revenue from this program to be approximately $138,000. We believe these agreements to be immaterial in value, mutually beneficial and on terms comparable to the terms available with unrelated third parties and our other customers.

John Murphy, the brother of our former President and Chief Executive Officer and current director, Kimberly J. McWaters, works for us as our Admissions Process Director and has been employed by us for over

18 years. Mr. Murphy’s compensation in fiscal 2019 totaled approximately $197,418. He is eligible to receive benefits that are provided to all of our employees generally.

Lori Smith, the wife of our Executive Vice President of Campus Operations and Services, Sherrell E. Smith, served as our Vice President of Business Intelligence and Integrated Technology Solutions during fiscal 2019 and has been employed by us for over 25 years. Ms. Smith’s compensation in fiscal 2019 totaled approximately $268,156. She is eligible to receive benefits that are provided to all of our employees generally. Effective January 6, 2020, Ms. Smith was promoted to Senior Vice President and Chief Information Officer. Her salary and benefits will be commensurate with her new role and will be consistent with those offered to other senior vice presidents.

Securities Purchase Agreement

On June 24, 2016, following arm’s length negotiations with Coliseum, we entered into the Purchase Agreement with Coliseum, pursuant to which Coliseum purchased 700,000 shares of our Series A Preferred Stock for a total purchase price of $70,000,000. The Purchase Agreement contained customary representations, warranties, covenants and indemnity provisions, including covenants relating to, among other things, information rights, financial reporting, tax matters, listing compliance under the NYSE, stockholder and regulatory approvals and use of proceeds. The proceeds of the Preferred Stock Financing were used for general corporate purposes.

For a summary of certain material terms of the Series A Preferred Stock see “Proposal 4—Approval of Conversion and Voting of Series A Preferred Stock—Summary of Rights and Preferences of the Series A Preferred Stock.”

SUBMISSION OF STOCKHOLDER PROPOSALS

From time to time, stockholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, a stockholder must timely submit nominations of directors or other proposals to us in addition to complying with certain rules and regulations promulgated by the SEC. We intend to hold our year 2021 annual meeting during March 2021. We must receive proposals for our 2021 annual meeting no later than September [●], 2020 for possible inclusion in our proxy materials, or between October 30, 2020 and November 29, 2020, for possible consideration at the meeting. Stockholders should direct any communications, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.

ANNUAL REPORT

Our 2019 Annual Report to stockholders has been made available to stockholders concurrently with this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.

Upon request, we will furnish to each stockholder of record as of the record date specified on the first page of this Proxy Statement, a copy of any exhibits listed in the Annual Report on Form 10-K at the actual expense that we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

Pursuant to the rules of the SEC, we and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our Annual Report to stockholders and the Proxy Statement. Upon written or oral request, we will deliver a separate copy of the Annual Report to stockholders and/or Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing our Corporate Secretary at Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 500, Scottsdale, Arizona 85254, telephone (623) 445-9500.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 27, 2020

This Proxy Statement and 2019 Annual Report to stockholders are available at http://www.envisionreports.com/uti.

Scottsdale, Arizona

Dated: January [●], 2020

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by February 26, 2020 at 11:59 P.M., Eastern Standard Time.

Online
Go to www.envisionreports.com/UTI or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Sign up for electronic delivery at www.envisionreports.com/UTI

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors Recommends a Vote FOR Item 1, Item 2, Item 3 and Item 4.

1.	Election of Directors:												+
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - David A. Blaskiewicz	☐	☐	☐	02 - Robert T. DeVincenzi	☐	☐	☐	03 - Jerome A. Grant	☐	☐	☐

	04 - Kimberly J. McWaters	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain
2.	Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting firm for the year ending September 30, 2020	☐	☐	☐	3. Advisory vote on Named Executive Officer Compensation	☐	☐	☐
		For	Against	Abstain
4.	Approval of the Series A Conversion and Voting Proposal	☐	☐	☐	At the proxies’ discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

B Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

                                     03636C

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 27, 2020

The undersigned appoints Jerome A Grant and Troy R Anderson, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2020 Annual Meeting of Stockholders of UNIVERSAL TECHNICAL INSTITUTE, INC. (“UTI”), to be held on February 27, 2020, and at any adjournment or postponement thereof and authorizes them to vote at such meeting, as designated on the reverse side of this form, all the shares of common stock of UTI held of record by the undersigned on January 2, 2020.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR ALL OF THE BOARD’S NOMINEES AND FOR PROPOSALS 2, 3 AND 4 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Notice and Proxy Statement and Annual Report are available at: http://www.envisionreports.com/uti

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

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